UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a -101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No.            )
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GENERAL MOTORS COMPANY
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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300 Renaissance Center P.O. Box 300 Detroit, MI 48265-3000

April 24, 2015
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of General Motors Company ("GM," or "General Motors," or the "Company," "we," "us," or "our"). It will be held at 9:30 a.m. Eastern Time on Tuesday, June 9, 2015, at General Motors Global Headquarters, 300 Renaissance Center, Detroit, Michigan 48243.
The matters to be acted upon at the meeting are described in the Notice of the 2015 Annual Meeting of Stockholders and the Proxy Statement. Additionally, there will be a report on the Company’s business operations, and we will provide time for business-related questions and comments. If you plan to attend the meeting, you must request an admission ticket in advance. Please see "How can I attend the annual meeting?" on page 9 for further instructions concerning admission tickets. A map and directions are on the back cover of this proxy statement.
We are pleased to report that GM delivered solid results in 2014, earning net income attributable to common stockholders of $2.8 billion, including recall-related expenses. Excluding the impact of special and non-recurring items, core automotive operating performance improved in 2014, and is expected to improve further in 2015.
We announced in March 2015 a comprehensive capital allocation framework. The framework encompasses three core principles—high-return investment in the business, maintain an investment-grade balance sheet, and return of capital to our stockholders. We are investing in world-class vehicles and innovative technologies with the objective of driving 20 percent or higher return on invested capital. We believe maintaining an investment-grade balance sheet, including a target cash balance of $20 billion, is critical in supporting continued growth and increased stockholder value. Beyond reinvesting in the business and maintaining an investment-grade balance sheet, we expect to return all available free cash flow to stockholders.
As evidenced by our focus on increasing stockholder value, on April 13, 2015, the GM Board of Directors declared a 20 percent increase to our quarterly common stock dividend to 36 cents per share. This dividend increase will result in an expected payout of approximately $5 billion through the end of 2016. Our Board of Directors also authorized the initial repurchase of $5 billion in GM common stock to conclude before the end of 2016.
Our track record of improved operating performance, strong earnings momentum, and disciplined capital investments provide a solid foundation as we continue to execute on our plan to become the world's most valued automotive company.
Thank you for your support and continued interest in General Motors Company.
Sincerely,

Mary T. Barra	Theodore M. Solso
Chief Executive Officer	Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the annual meeting, please submit your vote as soon as possible so that your shares will be represented and voted at the meeting. You may submit your vote by Internet, or telephone, or by completing and mailing the enclosed proxy card or voting instruction form. Please note that voting in advance by any of these methods will not affect your right to attend the meeting and vote in person. For specific instructions on how to vote your shares, please see "How do I vote without attending the annual meeting?" on page 6.

NOTICE OF 2015
ANNUAL MEETING OF STOCKHOLDERS

Date: Tuesday, June 9, 2015
Time: 9:30 a.m. Eastern Time
Place: General Motors Global Headquarters, 300 Renaissance Center, Detroit, Michigan 48243

Agenda Items:	1. Election of directors;
2. Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2015;
3. Advisory vote to approve executive compensation;
4. Stockholder proposal regarding independent board chairman;
5. Stockholder proposal regarding cumulative voting; and
6. Transacting any other business that is properly brought before the meeting, or any adjournment
Board of Directors Recommendations:	The Board of Directors recommends that you vote "FOR" Items 1, 2, and 3, and "AGAINST" Items 4 and 5.

Record Date:	You are entitled to vote at the meeting if you were a holder of record of GM Common Stock, $0.01 par value (“Common Stock”), at the close of business on April 10, 2015.

Admission:
If you plan to attend the annual meeting, you must request an admission ticket in advance by following the instructions on page 9 of this proxy statement, and we must receive your request no later than June 2, 2015. Each stockholder may bring one guest to the meeting, and you must also request an admission ticket for your guest. Stockholders and their accompanying guest must each present an admission ticket and government-issued photo identification to enter the meeting.

Proxy Voting:
YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the annual meeting, please submit your vote as soon as possible so that your shares will be represented and voted at the meeting. You may submit your vote by Internet, or telephone, or by completing and mailing the enclosed proxy card or voting instruction form. Please note that voting in advance by any of these methods will not affect your right to attend the meeting and vote in person. For specific instructions on how to vote your shares, please see “How do I vote without attending the annual meeting?” on page 6.

By Order of the Board of Directors,

Robert C. Shrosbree
Acting Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2015 GM Annual Meeting of Stockholders to be Held on June 9, 2015. The Proxy Statement and Annual Report to Stockholders are available at www.gm.com/proxymaterials.

2015 PROXY STATEMENT

Table of Contents

PROXY STATEMENT SUMMARY	1
PROXY STATEMENT	6
Questions and Answers	6
ITEM NO. 1 — ELECTION OF DIRECTORS	12
Information about Nominees for Director	12
CORPORATE GOVERNANCE	19
Board Leadership Structure	19
Board's Role in Risk Oversight	20
Selection of Nominees for Election to the Board	21
Board Meetings and Attendance	22
Voting Standards for the Election of Directors	23
Director Independence	23
Stockholder Communication with the Board	24
Code of Ethics	25
Committees of the Board of Directors	25
Non-Employee Director Compensation	27
Certain Relationships and Related Party Transactions	31
SECURITY OWNERSHIP INFORMATION	33
Security Ownership of Directors, Named Executive Officers, and Certain Others	33
Stockholders Agreement	34
Section 16(a) Beneficial Ownership Reporting Compliance	34
EXECUTIVE COMPENSATION	35
Compensation Discussion and Analysis	35
Executive Summary	35
Total Compensation Framework and Overview	42
Assessing Compensation Competitiveness	44
2014 Compensation Decisions and Performance	46
Compensation Polices and Governance Practices	49
Stock Ownership Requirements	49
Policy on Recoupment of Incentive Compensation	49
Compensation Committee and Consultant Independence	50
Compensation Risk Assessment Process	51
2014 Summary Compensation Table and Related Compensation Tables	52
Compensation Committee Report	61
AUDIT COMMITTEE REPORT	62
Fees Paid to Independent Registered Public Accounting Firm	63
ITEM NO. 2 — RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015	64
ITEM NO. 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	65
ITEM NO. 4 — STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN	66
ITEM NO. 5 — STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING	68
APPENDIX A — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	A-1

2015 PROXY STATEMENT

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, so you should read the entire proxy statement carefully before voting. Page references are provided, where necessary, to help you find additional information in this proxy statement.
ANNUAL MEETING INFORMATION

Tuesday, June 9, 2015	General Motors Company Global Headquarters
9:30 a.m. Eastern Time	300 Renaissance Center
Detroit, Michigan 48243

Voting:	You are entitled to vote at the meeting if you were a holder of record of Common Stock at the close of business on April 10, 2015.
VOTING MATTERS AND BOARD VOTING RECOMMENDATIONS

Proposals:	Board Voting Recommendation	Page Reference for More Detail
1. Election of directors	FOR ALL	12
2. Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2015	FOR	64
3. Advisory vote to approve executive compensation	FOR	65
4. Stockholder proposal regarding independent board chairman	AGAINST	66
5. Stockholder proposal regarding cumulative voting	AGAINST	68

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the annual meeting, please submit your vote as soon as possible so that your shares will be represented and voted at the meeting. You may submit your vote by Internet, or telephone, or by completing and mailing the enclosed proxy card or voting instruction form. Please note that voting in advance by any of these methods will not affect your right to attend the meeting and vote in person. For specific instructions on how to vote your shares, please see "How do I vote without attending the annual meeting?" on page 6.

ATTENDING THE ANNUAL MEETING
GM stockholders as of the record date are entitled to attend the annual meeting. In accordance with our security procedures, all attendees must present an admission ticket and government-issued photo identification. You must request an admission ticket in advance (no later than June 2, 2015) by following the instructions on page 9.
WEBCAST
Our annual meeting will be audio webcast on June 9, 2015 and may be accessed at www.gm.com/gmannualmeeting. Additional information regarding the audio webcast may be found on page 10.

1	2015 Proxy Statement

Proxy Statement Summary

THE BOARD'S NOMINEES FOR DIRECTOR (PAGES 12-18)
The Board recommends a vote FOR the election of each of the following nominees for director:

Name	Age(1)	Director Since	Principal Occupation	Independent	Committee Membership(2)
Joseph J. Ashton	66	2014	Retired Vice President, United Auto Workers		PPC, RC
Mary T. Barra	53	2014	Chief Executive Officer, General Motors Company
Stephen J. Girsky	52	2009	President, S.J. Girsky & Company		FC, PPC
Linda R. Gooden	62	2015	Retired Executive Vice President, Information Systems and Global Solutions, Lockheed Martin Corporation	X	AC, RC
Joseph Jimenez, Jr.	55	—	Chief Executive Officer, Novartis AG	X
Kathryn V. Marinello	58	2009	Senior Advisor, Ares Management LLC	X	AC, DCGC, FC
Admiral Michael G. Mullen USN (ret.)	68	2013	Retired Chairman, Joint Chiefs of Staff	X	AC, PPC, RC (Chair),
James J. Mulva	68	2012	Retired Chairman and Chief Executive Officer, ConocoPhillips	X	ECC, FC (Chair), RC
Patricia F. Russo	62	2009	Former Chief Executive Officer, Alcatel-Lucent S.A.	X	DCGC (Chair), ECC, FC
Thomas M. Schoewe	62	2011	Retired Executive Vice President and Chief Financial Officer, Wal-Mart Stores, Inc.	X	AC (Chair), FC, RC
Theodore M. Solso	68	2012	Chairman, General Motors Company and Retired Chairman and Chief Executive Officer, Cummins, Inc.	X
Carol M. Stephenson(3)	64	2009	Retired Dean, Ivey Business School, The University of Western Ontario	X	DCGC, ECC, RC
(1)Age as of April 24, 2015.
(2)Board Committees:
AC - Audit Committee
DCGC - Directors and Corporate Governance Committee
ECC - Executive Compensation Committee
FC - Finance Committee
PPC - Public Policy Committee
RC - Risk Committee

(3)	Ms. Stephenson will become Chair of the ECC effective June 8, 2015.

2	2015 Proxy Statement

Proxy Statement Summary

GOVERNANCE HIGHLIGHTS (PAGES 19-32)
Our Board is committed to having a sound governance structure that promotes the best interests of our stockholders. The following table summarizes certain of our governance practices:

✓ Requirement that at least two-thirds of the Board must be independent
✓ Annual election of all directors
✓ Majority voting for all directors in uncontested elections with a director resignation policy
✓ Annual Board and Committee self-evaluations
✓ Annual evaluation of the Chief Executive Officer ("CEO") by the Board
✓ Audit, Directors and Corporate Governance ("Governance Committee"), and Executive Compensation Committees ("Compensation Committee) are composed entirely of independent directors
✓ Limitation on the number of director's outside board memberships
✓ Diverse Board in terms of gender, ethnicity, and specific skills and qualifications
✓ Non-management directors meet in executive session without management present
✓ Orientation program for new directors and continuing education for all directors
✓ Robust stock ownership and retention requirements for non-management directors
✓ No waiver of ethics policy for any director or executive officer
✓ Risk oversight by the full Board and Committees, particularly the Risk Committee
✓ Our stockholders have the right to call special meetings
✓ Board and Committees have authority to hire outside advisors independently of management

PERFORMANCE & COMPENSATION HIGHLIGHTS (PAGES 35-61)
We design our executive compensation program to drive the creation of long-term stockholder value by aligning the financial interests of our executives with those of our stockholders. We do this by designing compensation programs that attract, retain, and reward critical talent in a competitive market while tying compensation to the achievement of financial and operational goals that drive industry-leading returns.
Company Performance
In 2014, we continued to work towards our goal of building the world’s most valued automotive company for our stockholders. We demonstrated this through a number of accomplishments that align with our strategic priorities of earning customers for life, growing our brands, leading in technology and innovation, driving core efficiencies, and building a culture to win:

• Continued strong vehicle sales in the U.S. and China, with deliveries of 9.9 million units globally;
• Increased Opel/Vauxhall market share and sales growth in Europe for the second year in a row;
• Retained Chevrolet’s market leadership in South America;
• Increased Cadillac global sales by 5% with a 47% increase in China and announced plans to grow the Cadillac portfolio by the end of the decade;
• Launched the all-new Chevrolet Colorado, which was awarded 2015 Motor Trend Truck of the Year;
• Experienced record global Buick sales of 1.2 million units representing an increase of 13%;
• Introduced 4G LTE high-speed mobile broadband in North America;
• Secured over 800,000 OnStar subscribers in China;
• Realized savings in material costs and logistics in excess of $1 billion;
• Increased capacity utilization in Europe;
• Renewed our focus on vehicle safety and putting the customer at the center of everything we do following significant and irregular recall activity in 2014; and
• Continued contribution to solid earnings by GM Financial.

3	2015 Proxy Statement

Proxy Statement Summary

We ended the year with the following key financial results:

• Achieved year-over-year revenue growth, with 2014 revenue of $155.9 billion;
• Achieved Earnings Before Interest and Taxes ("EBIT")-Adjusted of $6.5 billion including recall-related expenses and $9.3 billion excluding recall-related expenses(1) and our income before taxes was $4.2 billion;

• Achieved Adjusted Automotive Free Cash Flow ("Adjusted AFCF") of $3.1 billion(1) and Automotive Operating Cash Flow of $10.1 billion;
• Earned a 15.4% return on invested capital ("ROIC") including recall-related expenses and a 20.8% ROIC excluding recall-related expenses;(2)
• Returned $1.9 billion to stockholders by instituting and declaring quarterly dividends of $0.30 per share in 2014, and on April 13, 2015, the GM Board of Directors declared a 20 percent increase to our quarterly dividend to 36 cents per share; and

• Ended the year with a negative 12% Total Shareholder Return.(3)

(1)
Refer to Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2014 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the "SEC") for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

(2)	Refer to Appendix A for a reconciliation of this non-GAAP measure to its most directly comparable GAAP measure.

(3)	Total Shareholder Return ("TSR") is a measure of the performance of our Common Stock over the measurement period and assumes all dividends are reinvested in Common Stock.

2014 Compensation Programs

2014 Fiscal Year Named Executive Officers ("NEOs")
Mary T. Barra	Chief Executive Officer
Charles K. Stevens, III	Executive Vice President & Chief Financial Officer
Daniel Ammann	President and Former Executive Vice President & Chief Financial Officer
Mark L. Reuss	Executive Vice President, Global Product Development, Purchasing & Supply Chain
Michael P. Millikin(1)	Executive Vice President & General Counsel
Karl-Thomas Neumann	Executive Vice President & President, Europe Chairman of the Management Board of Opel Group GmbH
Daniel F. Akerson(1)	Former Chairman & Chief Executive Officer

(1)
Effective March 1, 2015, Michael P. Millikin stepped down from his position of Executive Vice President & General Counsel having previously announced his plans to retire from General Motors after 37 years of service. Mr. Millikin is serving as a Senior Advisor until his retirement date in July 2015 and will continue to provide consulting services to the Company through 2015. On January 15, 2014, Daniel F. Akerson stepped down as Chairman & CEO of General Motors and then served as a Senior Advisor until he left the Company in July 2014.

During 2014, the compensation structure for our NEOs included the following core elements:

•	Base salary;

•	Short-term incentive plan;

•	Long-term performance stock units ("PSUs"); and

•	Long-term restricted stock units ("RSUs").
We believe that linking pay to the achievement of both short- and long-term goals is an important cornerstone of executive engagement and supports the following objectives that foster the long-term success of the Company and create long-term value for stockholders:

•	Link individual and business performance to the long-term interests of our stockholders;

•	Maintain a critical line of sight between Company performance and individual rewards;

•	Support sound compensation policies and governance practices;

•	Mitigate business risk; and

4	2015 Proxy Statement

Proxy Statement Summary

•	Enhance our ability to attract, retain, and reward critical talent.

Performance-Based Compensation Structure
Our NEOs are focused on optimizing long-term financial returns for our stockholders through increasing profitability, putting the customer at the center of everything we do, growing the business, and driving innovation.
As such, following the U.S. Department of the Treasury's (the "UST") sale of its remaining shares of Common Stock in December 2013 and after receiving stockholder approval at the 2014 annual meeting of stockholders of the General Motors Company 2014 Short-Term Incentive Plan (the "STIP") at 96 percent and the General Motors Company 2014 Long-Term Incentive Plan (the "LTIP") at 95 percent, we implemented a more appropriate performance-based compensation structure for our NEOs.
The revised structure incorporates both short- and long-term incentives established using financial and operational metrics for fiscal year 2014 and beyond. In addition to base salary, this structure, shown graphically below, includes an annual STIP award and a LTIP award comprised of both PSUs and RSUs to focus our executives on long-term Company performance.
For our CEO, Ms. Barra, 89 percent of the target compensation is pay-at-risk and 69 percent is linked to the performance of Common Stock. For our other NEOs, excluding our former CEO, on average 84 percent of the target compensation is pay-at-risk and 63 percent is linked to the performance of Common Stock.

5	2015 Proxy Statement

PROXY STATEMENT
This proxy statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the "Board of Directors" or "Board") of General Motors Company, to be used at the 2015 annual meeting of stockholders of the Company. The enclosed proxy card or voting instruction form represents your holdings of our Common Stock in the account name shown. We expect that on or after Friday, April 24, 2015, this proxy statement and the enclosed proxy card or voting instruction form will be mailed, and proxy materials will be available by Internet for those stockholders who received a mailed Notice or have previously elected delivery of proxy materials electronically.
In addition to this proxy statement and the proxy card or voting instruction form, the GM 2014 Annual Report to stockholders ("Annual Report") is provided in this package and is available through the Internet.
Questions and Answers

1.	How does the Board of Directors recommend that I vote on matters to be considered at the annual meeting?
The Board of Directors recommends a vote on the following Agenda Items, which are described in more detail beginning on page 12:

Agenda Item	Description	Board Voting Recommendation
1	Election of directors	FOR ALL
2	Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2015	FOR
3	Advisory vote to approve executive compensation	FOR
4	Stockholder proposal regarding independent board chairman	AGAINST
5	Stockholder proposal regarding cumulative voting	AGAINST

2.	Are there any other matters to be voted upon at the annual meeting?
We do not know of any matters to be voted on by stockholders at the annual meeting other than those included in this proxy statement. Your executed proxy gives the Proxy Committee authority to vote your shares in accordance with its best judgment with respect to any other matter that may properly come before the stockholders at the annual meeting in accordance with Rule 14a-4(c) of the SEC's proxy rules, and the Proxy Committee intends to exercise its judgment accordingly in such circumstances. The Proxy Committee is composed of the following executive officers of the Company: Mary T. Barra, Daniel Ammann, and Charles K. Stevens, III, each of whom is authorized to act on behalf of the Proxy Committee.

3.	Who is entitled to vote?
Holders of record of our Common Stock as of the close of business on April 10, 2015 are entitled to vote at the annual meeting. On that date, the Company had 1,609,952,465 shares of Common Stock outstanding and entitled to vote. Each share of our Common Stock entitles the holder to one vote.

4.	How do I vote without attending the annual meeting?
When you timely submit your proxy or voting instructions in the proper form, your shares will be voted according to your instructions. You may give instructions to vote for or against, or abstain from voting for the election of all the Board of Directors’ nominees or any individual nominee and to vote for or against, or abstain from voting upon, each of the other matters submitted for voting. If you sign, date, and return the proxy card or

6	2015 Proxy Statement

Questions and Answers

voting instruction form without specifying how you wish to cast your vote, your shares will be voted according to the recommendations of the Board of Directors, as indicated in this proxy statement. Internet and telephone voting is available 24 hours a day, through 11:59 p.m. Eastern Time on Monday, June 8, 2015.
Stockholders may vote their proxy in any one of the following ways:

•
If you received a paper copy of proxy materials: To vote by Internet or telephone, you should follow the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials. To vote by mail, mark, sign, date, and return the proxy card or voting instruction form. We encourage you to mark, sign, date, and mail the proxy card or voting instruction form included with the proxy materials and return it in time to be received before the date of the annual meeting. If you hold your shares in multiple accounts or registrations, you will receive a proxy card or voting instruction form for each account. Please mark, sign, date, and return all proxy cards or voting instruction forms you receive. If you choose to vote by phone or by the Internet, please vote once for each proxy card or voting instruction form you receive, and you do not need to mail your proxy card or voting instruction form.

•
If you received a mailed Notice: You may access and review the proxy statement and Annual Report on the Internet and submit your vote by Internet or telephone by following the instructions provided in the Notice or on the website indicated in the Notice. If you prefer to vote by mail, you must request a paper copy of the proxy materials and follow the instructions on the proxy card or voting instruction form included with the proxy materials. We encourage you to mark, sign, date, and mail the proxy card or voting instruction form and return it in the enclosed postage-paid envelope in time to be received before the date of the annual meeting.

•
If you received the proxy materials electronically via e-mail: You may access and review the proxy statement and Annual Report on the Internet and submit your vote by Internet or telephone by following the instructions on the website provided in the e-mail notification.

By submitting your vote by Internet, telephone, or mail, and following the instructions on the proxy card or voting instruction form, you will authorize the Proxy Committee to vote your shares of our Common Stock as you direct and as they determine on all matters that we do not know about now, but that may be properly presented at the meeting. We encourage you to vote by Internet, or by telephone by following the instructions on the proxy card or voting instruction form.

5.	How can I change or revoke my vote after I have voted?
After you have voted by Internet, telephone, or mail, you may revoke your proxy at any time until it is voted at the annual meeting. If you are a stockholder of record, you may do this by voting subsequently by Internet or telephone, submitting a new proxy card with a later date, sending a written notice of revocation to the Corporate Secretary at the address provided in "How can I obtain the Company’s corporate governance information?" on page 11, or by voting in person at the annual meeting.
If you are a beneficial stockholder, you may subsequently vote by Internet or telephone, or you may revoke your vote through your broker, bank, or other nominee in accordance with their instructions.

6.	How can I vote in person at the annual meeting?
If you are a stockholder of record, you may vote your shares at the annual meeting by completing a ballot at the meeting. If you are a beneficial stockholder and want to vote your shares in person at the annual meeting, you must bring a signed legal proxy from your broker, bank, or other nominee giving you the right to vote the shares, which must be submitted with your ballot at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. Accordingly, we encourage you to vote your shares in advance by telephone, or Internet, or by completing and mailing the enclosed proxy card or voting instruction form, even if you plan to attend the meeting. Your vote at the annual meeting will supersede any prior vote by you.

7.	Will my vote be confidential? Who will count the vote?
As a matter of policy, GM believes your vote should be private except in contested elections. Therefore, we use an independent third party to receive, inspect, count, and tabulate proxies. Representatives of the independent third party also act as judges at the annual meeting.

7	2015 Proxy Statement

Questions and Answers

8.	What is the difference between a "stockholder of record" and a "beneficial" stockholder of shares held in street name?
If your shares are owned directly in your name in an account with GM’s stock transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the "stockholder of record" of those shares in your account.
If your shares are held in an account with a broker, bank, or other nominee as custodian on your behalf, you are considered a “beneficial” stockholder of those shares, which are held in “street name.” The broker, bank, or other nominee is considered the stockholder of record for those shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote the shares in your account.

9.	I am a beneficial stockholder. What happens if I do not provide voting instructions to my broker?
As a beneficial stockholder, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee to ensure your shares are voted in the way you would like. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under New York Stock Exchange (“NYSE”) rules, brokers are permitted to exercise discretionary voting authority on “routine” matters. Therefore, your broker may vote on Item No. 2 (Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2015) even if you do not provide voting instructions, because it is considered a routine matter. Your broker may not vote on the other Agenda Items if you do not provide voting instructions, because those items involve matters that are considered non-routine.

10.	What is a broker non-vote?
If your broker does not receive instructions from you on how to vote your shares and does not have discretion to vote on a proposal because it is a non-routine item, the broker may return the proxy without voting on that proposal. This is known as a “broker non-vote.” A broker non-vote is deemed as not entitled to vote at the meeting with regard to a proposal so that it does not have any effect on the outcome of a vote.

11.	What are the voting requirements to elect the directors and to approve each of the proposals?
Under GM’s Bylaws, directors are elected by a majority in uncontested elections and by plurality in contested elections. A contested election is one in which the number of nominees exceeds the number of directors to be elected, and other conditions are met. In an uncontested election, nominees will be elected directors if they receive a majority of the votes cast (i.e., the number of shares voted “for” a director must exceed the number of votes cast “against” that director, without counting abstentions). In a contested election, the nominees who receive a plurality of the votes cast (i.e., more votes in favor of their election than other nominees) will be elected directors.
The following table sets forth the vote required for approval and the effect of abstentions and broker non-votes for each of the following Agenda Items for the annual meeting.

8	2015 Proxy Statement

Questions and Answers

Agenda Item	Description	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
1	Election of directors
This year's election will be considered uncontested, so that majority voting will apply. The 12 nominees receiving a majority of votes cast for their election will be elected as a director. See “Item No. 1 – Election of Directors” on page 12.
Abstentions and broker non-votes are not considered as votes cast and have no effect on the outcome of the vote.
2	Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2015	The majority of votes cast of shares present in person or by proxy and entitled to vote.	Abstentions have the same effect as a vote against. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.
3	Advisory vote to approve executive compensation	The majority of votes cast of shares present in person or by proxy and entitled to vote.	Abstentions have the same effect as a vote against. Broker non-votes have no effect on the outcome of the vote.
4	Stockholder proposal regarding independent board chairman
5	Stockholder proposal regarding cumulative voting

12.	What constitutes a quorum at the annual meeting?
The presence of the holders of a majority of the outstanding shares of our Common Stock, in person or by proxy, will constitute a quorum for transacting business at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the meeting.

13.	How can I attend the annual meeting?
We welcome you to attend the annual meeting. To attend the meeting, you must be a holder of our Common Stock as of the record date of April 10, 2015 and request an admission ticket in advance by following the instructions below.
If your shares are owned directly in your name in an account with Computershare, GM’s stock transfer agent, you must provide your name and address as shown on your account or voting materials with your admission ticket request. If you hold your shares in an account with a broker, bank, or other nominee, you must include proof of your stock ownership such as a copy of the portion of your Notice or voting instruction form that shows your name and address, or a letter from your broker, bank, or other nominee confirming your stock ownership as of April 10, 2015. The e-mail notification received with electronic delivery of proxy materials is not sufficient proof of stock ownership.
Please send your annual meeting admission ticket request and proof of stock ownership as described above to GM Stockholder Services by one of the following methods:

•	Email: stockholder.services@gm.com;

•	Fax: 313-667-1426; or

•	Mail: GM Stockholder Services, Mail Code 482-C25-A36, P.O. Box 300, Detroit, Michigan 48265-3000.
Because our space is limited, you may only bring one guest to the meeting. If you plan to bring a guest, you will need to provide the name of your guest when making your ticket request. Ticket requests will be processed in the order in which they are received and must be received no later than June 2, 2015. Please include your e-mail address or telephone number in your fax or mail communication in case we need to contact you regarding your ticket request. You will receive your admission ticket(s) by mail. On the day of the meeting, each stockholder must accompany their guest at the meeting entrance. Stockholders and accompanying

9	2015 Proxy Statement

Questions and Answers

guests must each have an admission ticket to enter the meeting. Both admission tickets will be issued in the stockholder's name. Along with the admission ticket, each stockholder and accompanying guest will be required to present a form of government-issued photo identification, such as a driver’s license or passport. The admission ticket is not transferable.
Large bags, backpacks and packages, suitcases, briefcases, personal communication devices (e.g., cell phones, smartphones, and tablets), cameras, recording equipment, and other electronic devices will not be permitted in the meeting, and attendees will be subject to a security inspection.

14.	Will there be a webcast of the annual meeting?
Yes. Our annual meeting will be audio webcast on Tuesday, June 9, 2015 at 9:30 a.m. ET and may be accessed at www.gm.com/gmannualmeeting. Listening to our annual meeting audio webcast will not constitute attendance at the meeting, and you will not be able to cast a vote as a listener to the live audio webcast. For specific instructions on how to vote your shares, please see, “How do I vote without attending the annual meeting?” on page 6.

15.	Can I access proxy materials on the Internet instead of receiving paper copies?
Yes. You may consent to receive your proxy materials and Annual Report by Internet, which will reduce the amount of paper you receive, our future postage and printing expenses, and the impact on the environment. At your request, you will be notified by e-mail when these documents are available electronically through the Internet. If you are a stockholder of record, you may sign up for this service at www.computershare.com/gm. If you are a beneficial stockholder, you should refer to the instructions provided by your broker, bank, or other nominee on how to receive electronic delivery of proxy materials. You may also enroll for electronic delivery when you vote by Internet.

16.	Why did I receive a Notice of Internet Availability of Proxy Materials in the mail?
The SEC has adopted a rule that permits companies to furnish proxy materials to stockholders through the Internet. Under this rule, we are mailing a Notice instead of a paper copy of the proxy materials to most of our stockholders. The Notice tells you how to access and review our proxy statement and Annual Report on the Internet and how to vote your shares after you have reviewed the proxy materials. If you would like to receive a paper copy of these proxy materials or electronic delivery of materials via e-mail, free of charge, you should follow the instructions for requesting such materials included in the Notice. Stockholders who have previously elected delivery of proxy materials electronically will receive an e-mail with instructions on how to access these proxy materials electronically. Stockholders who have previously elected to receive a paper copy of our proxy materials will receive a full paper set of these materials by mail.

17.	What is “householding” and how does it affect me?
The SEC permits companies to send a single envelope containing all of the Notices or a single copy of their annual report and proxy statement to any household at which two or more stockholders reside if it appears they are members of the same family. Each stockholder will continue to receive a separate proxy card, voting instruction form, or Notice and it will include the unique control number, which is needed to vote those shares. This procedure, referred to as householding, is intended to reduce the volume of duplicate information stockholders receive and also to reduce expenses for companies. General Motors has instituted this procedure for its stockholders.
If one set of these documents was sent to your household for the use of all GM stockholders in your household and one or more of you would prefer to receive additional sets, or if multiple copies of these documents were sent to your household and you want to receive one set, please contact Broadridge Financial Solutions, Inc., by calling toll-free at 866-540-7095, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If a broker, bank, or other nominee holds your shares, please contact your broker, bank, or other nominee directly if you have questions about delivery of materials, require additional copies of the proxy statement or Annual Report, or wish to receive multiple copies of proxy materials by stating that you do not consent to householding.

10	2015 Proxy Statement

Questions and Answers

18.	How can nominees obtain proxy materials for beneficial owners?
Brokers, banks, and other nominees who want a supply of the Company’s proxy materials to send to beneficial owners should write to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

19.	What proposals will be submitted at the 2016 annual meeting?
Each year at the annual meeting, the Board of Directors asks stockholders to vote on its nominees for election as directors. In addition, the stockholders ratify or reject the independent registered public accounting firm selected by the Audit Committee. The Board of Directors also may submit other matters for stockholder approval at the annual meeting.
The deadline for stockholders to submit a proposal under Rule 14a-8 of the SEC’s proxy rules for inclusion in the Company’s proxy statement for the 2016 annual meeting is December 26, 2015. Any proposals intended to be included in the proxy statement for the 2016 annual meeting must be received by the Company on or before that date. Please send proposals to the Corporate Secretary at the mailing address, or e-mail address given below.

20.	How can I obtain the Company’s corporate governance information?
You may download a copy of GM’s corporate governance documents by visiting our website at www.gm.com/investor, under “Corporate Governance.” To request a printed copy of any of these documents, write to the Corporate Secretary at General Motors Company, Mail Code 482-C25-A36, 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000, or at stockholder.services@gm.com.

21.	How can I obtain a copy of the Company’s 2014 Annual Report on Form
10-K?
You may download a copy of our 2014 Annual Report on Form 10-K by visiting our website at www.gm.com/investor, under “Contacts.” Alternatively, you may request a printed copy by writing to GM Stockholder Services at General Motors Company, Mail Code 482-C25-A36, 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000.

22.	How can I review a list of stockholders entitled to vote at the annual meeting?
A list of stockholders of record entitled to vote at the annual meeting will be available for examination for a purpose that is germane to the meeting at General Motors Global Headquarters, 300 Renaissance Center, Detroit, Michigan, 48243, for ten business days before the annual meeting between 9:00 a.m. and 5:00 p.m. Eastern Time, and also during the annual meeting.

23.	When will the annual meeting voting results be announced?
We will provide final voting results on our website and in a Form 8-K filed with the SEC.

24.	Who pays for this proxy solicitation and how much did it cost?
We will pay our cost for soliciting proxies for the 2015 annual meeting. The Company will distribute proxy materials and follow-up reminders, if any, by mail and electronic means. We have engaged Morrow & Co., LLC ("Morrow"), a professional proxy solicitation firm, located at 470 West Avenue, Stamford, Connecticut 06902, to assist with the solicitation of proxies and to provide related advice and informational support, for a service fee, plus customary disbursements. We expect to pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $30,000, depending on the level of services actually provided.
Certain GM directors, officers, and employees may also solicit proxies by mail, telephone, or personal visits. They will not receive any additional compensation for their services.
As usual, we will reimburse brokers, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.

11	2015 Proxy Statement

Election of Directors

ITEM NO. 1 — ELECTION OF DIRECTORS
We are recommending our 12 nominees for election at the 2015 annual meeting, each of whom has been recommended by our Governance Committee and approved by the Board. We believe our nominees possess the attributes necessary to contribute to an effective Board: integrity, honesty, and adherence to high ethical standards; business acumen; global business and social perspective; sound and independent judgment; diversity; ability to devote sufficient time to serve on our Board of Directors and its Committees and to work in a collaborative manner with other Board members; and an unwavering commitment to representing the long-term interests of our stockholders.
If you sign and return the proxy card or voting instruction form or vote by Internet or telephone, the Proxy Committee will vote your shares for all 12 nominees described in the following section, unless you vote against, or abstain from voting for, one or more such nominees. Each director will serve until the next annual meeting of stockholders and until a successor is elected and qualified, or until his or her earlier resignation, removal, or death. If any of the Board’s nominees for director becomes unavailable to serve before the annual meeting (which we do not anticipate), the Board may decrease the number of directors to be elected or designate a substitute nominee for that vacancy.

GM has received notice pursuant to Section 1.11 of our Bylaws that a stockholder, who owns two shares of our Common Stock, intends to nominate candidates for election to the Board at the 2015 annual meeting. Under Section 2.2(d) of our Bylaws, the Board has determined in its reasonable judgment that this is not considered a contested election, and therefore, majority voting will apply. The Board recommends that you vote your shares for the candidates nominated by the Board.

Pursuant to the Board’s retirement age policy, E. Neville Isdell, who will reach the age of 72 just prior to the date of the annual meeting, is not standing for re-election. Further, on March 23, 2015, Erroll B. Davis, Jr. gave notice that he does not intend to stand for re-election. Mr. Isdell and Mr. Davis have been members of our Board since July 2009.

Other than Linda R. Gooden and Joseph Jimenez, Jr. all of the directors in the following section were elected to the Board at the 2014 annual meeting of stockholders. Ms. Gooden was elected a director of the Company effective, February 5, 2015.  A third-party search firm engaged by the Governance Committee provided assistance in identifying Mr. Jimenez as a potential Board candidate. The Governance Committee recommended Mr. Jimenez as a nominee for election at the annual meeting after determining that he was qualified under the Governance Committee’s criteria.

Information about Nominees for Director
Set forth below is information about our nominees, including their names and ages, recent employment or principal occupation, their period of service as a GM director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and a summary of their specific experience, qualifications, attributes, or skills that led to the conclusion that they are qualified to serve as a director.

The Board of Directors recommends a vote FOR the election of all of the following nominees for director.

12	2015 Proxy Statement

Election of Directors

Retired Vice President, United Auto Workers
Mr. Ashton served as a Vice President of the International Union, United Automobile, Aerospace and Agricultural Workers of America (the “UAW”) from 2010 until his retirement in June 2014. Prior to that time, Mr. Ashton served as director of the UAW’s Region 9 (Central New York, New Jersey, and Pennsylvania) from 2006 to 2010 and as assistant director of Region 9 from 2003 to 2006. He had been a member of the UAW International staff since 1986. Mr. Ashton is active in labor and civic affairs, including previously serving as the executive vice president of the Pennsylvania AFL-CIO Executive Council and executive vice president of the New Jersey AFL-CIO. Under the terms of the Stockholders Agreement among some of GM’s largest stockholders, which is described on page 34, Mr. Ashton was designated for nomination to the GM Board by the UAW Retiree Medical Benefits Trust (the "VEBA Trust"), where he is a member of the Financial Committee.
During his career with the UAW, Mr. Ashton played a key role in organizing campaigns and contract negotiations with major manufacturing and technology companies in a variety of industries including vehicle components, defense, aerospace, steel, and marine products. Based on these experiences, he has developed a deep understanding of how labor strategy can affect a company's financial success, including expertise in areas such as manufacturing processes, pension and health care costs, government relations, employee engagement and training, and plant safety.

Joseph J. Ashton Age: 66 Director since 2014 Committees: Public Policy, Risk

Chief Executive Officer, General Motors Company
Ms. Barra has been Chief Executive Officer of the Company since January 2014. Prior to becoming CEO, she had been Executive Vice President, Global Product Development, Purchasing & Supply Chain since August 2013. She served as Senior Vice President, Global Product Development from 2011 to 2013; Vice President, Global Human Resources from 2009 to 2011; and Vice President, Global Manufacturing Engineering from 2008 to 2009. Ms. Barra also serves as a director of General Dynamics Corporation.
Ms. Barra brings to our Board an in-depth knowledge of the Company and the global automotive industry. With more than 34 years at GM and having served in various leadership roles, Ms. Barra has gained substantial strategic planning, operating and business experience and a deep understanding of the Company’s strengths, weaknesses, risks, and challenges. As CEO of the Company, she shares management’s perspective on the business with the Board and engages with the Board in developing her strategic vision for GM. Through her demonstrated leadership and management skills, Ms. Barra has aggressively led the Company through a very challenging period since becoming CEO last year. Her strong engineering background and leadership experience in global product development enables her to provide significant insight to the Board on one of the most critical and complex parts of GM’s business. Her previous leadership in other key areas of the Company, including purchasing and supply chain, human resources and manufacturing engineering also allow her to contribute to Board deliberations on matters regarding those functions. Ms. Barra’s service to GM and experience in serving as a director of another large public company with complex, global operations provides her with a deep understanding of the governance and management matters that large public companies face.

Mary T. Barra Age: 53 Director since 2014

13	2015 Proxy Statement

Election of Directors

President, S. J. Girsky & Company
Mr. Girsky has served as President of S. J. Girsky & Company, an independent advisory firm, since returning to that role in July 2014. Prior to that, he held various senior leadership roles with the Company. He served as Senior Advisor from January 2014 to June 30, 2014 and GM Vice Chairman from March 2010 to January 2014. As GM Vice Chairman, he had overall responsibility for global corporate strategy, new business development, global product planning and program management, global connected customer/OnStar, GM Ventures LLC, and global research and development. He also had responsibility for global purchasing and supply chain from 2011 to 2013. He served as Interim President of GM Europe from July 2012 to February 2013; and Senior Advisor to the Office of the Chairman at GM from December 2009 to February 2010. Prior to joining GM, Mr. Girsky was President of S. J. Girsky & Company from January 2009 to March 2010 and President of Centerbridge Industrial Partners, LLC (“Centerbridge”), an affiliate of Centerbridge Partners, L.P., a private investment firm, from 2006 to 2009. From November 2008 to June 2009, Mr. Girsky provided advisory services to the UAW. Prior to joining Centerbridge, Mr. Girsky was a special advisor to the Chief Executive Officer and the Chief Financial Officer of General Motors Corporation from 2005 to 2006. From 1995 to 2005, he served as Managing Director at Morgan Stanley and a Senior Analyst of the Morgan Stanley Global Automotive and Auto Parts Research Team. Mr. Girsky also served as lead director of Dana Holdings Corporation (2008 to 2009).
Having served in various senior leadership roles with the Company with responsibility for several key areas of the business, Mr. Girsky has an in-depth knowledge of the Company. In total, he brings more than 25 years of experience in the automotive industry, both as a participant and knowledgeable observer, which provides our Board with unique insight into the Company’s challenges, operations, and strategic opportunities as well as a deep understanding of the automotive business and its key participants. In addition, Mr. Girsky’s experience as an auto analyst and president of a private equity firm brings to our Board significant expertise in finance, market and risk analysis, and business restructuring and development.

Stephen J. Girsky Age: 52 Director since 2009 Committees: Finance, Public Policy

Retired Executive Vice President, Information Systems and Global Solutions, Lockheed Martin Corporation
Ms. Gooden served as Executive Vice President, Information Systems & Global Solutions (“IS&GS”) of Lockheed Martin Corporation (“Lockheed”) from 2007 to 2013; Deputy Executive Vice President, Information and Technology Services from October to December 2006; and President, Information Technology from 1997 to December 2006. Ms. Gooden is a director at Automatic Data Processing, Inc. (“ADP”), WGL Holdings, Inc. (“WGL”), a public utility holding company, and Washington Gas Light Company, a subsidiary of WGL.
Ms. Gooden brings to our board her strong leadership capability demonstrated through her various senior leadership positions at Lockheed. She has significant operations and strategic planning expertise, and an extensive background in information technology (“IT”). Under her leadership as Executive Vice President of IS&GS, Lockheed expanded its IT capabilities beyond government customers to international and commercial markets. In her role as President of Lockheed’s IT division, Ms. Gooden grew the business over a 10-year period to become a multi-billion dollar business. Her deep knowledge of IT will add valuable perspective to our Board deliberations regarding GM’s IT transformation. Moreover, Ms. Gooden brings to our Board her experience in business restructuring, finance, cybersecurity, and risk management. She also brings to our Board her experience as a director at other public companies, particularly in the areas of finance, audit, strategic investments, acquisitions, and divestitures.

Linda R. Gooden Age: 62 Director since 2015 Independent Committees: Audit, Risk

14	2015 Proxy Statement

Election of Directors

Chief Executive Officer, Novartis AG
Mr. Jimenez has been Chief Executive Officer of Novartis AG (“Novartis”) since February 2010. He joined Novartis in April 2007 as Head of the Consumer Health Division, and in October 2007, he became the Head of the Pharmaceuticals Division, where he served until 2010. Prior to joining Novartis, Mr. Jimenez served as an Advisor to the Blackstone Group L.P., a private equity firm from 2006-2007. He was President and Chief Executive Officer of H. J. Heinz Company (“Heinz”) North America from 2002-2006 and Executive Vice President, President and Chief Executive Officer of Heinz Europe from 1999-2002. From 1993-1998, Mr. Jimenez held various leadership positions at ConAgra Foods Inc. (“ConAgra”), including President and Senior Vice President of two operating divisions. He began his career in 1984 at The Clorox Company, where he held a number of progressive roles in marketing and brand management. Mr. Jimenez served as a director of Colgate-Palmolive Company (2010-2015).
Mr. Jimenez brings to our Board significant international and operational leadership, strategic planning, and business and finance experience gained through his role as Chief Executive Officer of Novartis, a large, global, complex company in a highly regulated industry, and President of various operating divisions at Heinz and ConAgra. Mr. Jimenez has a long track record in consumer businesses, which allows him to bring a consumer orientation and valuable insight to Board deliberations regarding our strategy to build stronger brands to inspire customer loyalty. Moreover, he has business restructuring expertise and has executed significant business transformations at both Heinz and Novartis, which will allow him to make a significant contribution to our Board as we continue to restructure and strengthen GM’s European operations. Mr. Jimenez also brings to our Board his experience as a director of another large, global, public company.

Joseph Jimenez, Jr. Age: 55 Independent

Senior Advisor, Ares Management LLC
Ms. Marinello has served as Senior Advisor of Ares Management LLC ("Ares"), a global asset manager, since rejoining the company in March 2014. Prior to that, she served as Chairman and Chief Executive Officer of Stream Global Services, Inc. (“Stream”), a global business process outsource service provider specializing in customer relationship management, since August 2010. Ms. Marinello served as senior advisor and consultant at Providence Equity Partners LLC, a private equity firm, and Ares from June to August 2010. She served as Chairman and Chief Executive Officer of Ceridian Corporation, a human resources outsourcing company, from December 2007 to January 2010; and President and Chief Executive Officer from 2006 to 2007. Prior to joining Ceridian, Ms. Marinello spent 10 years at General Electric Company (“GE”), and served in a variety of senior roles, including President and Chief Executive Officer of GE Fleet Services, a division of GE, from 2002 to 2006. Ms. Marinello is a director of AB Volvo and Nielsen Holdings N.V., a global information and measurement company.
Ms. Marinello’s experience at large, complex service companies in various industries enables her to bring a varied perspective to our Board. As Chairman and CEO of Stream, she was focused on using information technology to enhance customer service, areas that are key to our success. At Ceridian, she led a business service company providing integrated human resource systems, involving a wide range of issues including audit and financial reporting, compliance and controls, and mergers and acquisitions. As the former President and CEO of GE Fleet Services, Ms. Marinello has significant experience with vehicle fleet sales and financing and dealer relations, and ensures that our Board considers the customer perspective in its decision making. Moreover, at GE Capital, and in her prior roles at Chemical Bank, Citibank, and First Bank Systems, Inc., Ms. Marinello operated large consumer financial services divisions, which included auto lending, auto warranty, telematics, and auto insurance companies, further broadening her contribution to our Board. She also brings to our Board her experience as a director of other large, global, public companies.

Kathryn V. Marinello Age: 58 Director since 2009 Independent Committees: Audit, Directors and Corporate Governance, Finance

15	2015 Proxy Statement

Election of Directors

Retired Chairman, Joint Chiefs of Staff
Admiral Mullen served as the 17th Chairman of the Joint Chiefs of Staff from October 2007 until his retirement in 2011. Previously, he served as the 28th Chief of Naval Operations (“CNO”) from July 2005 to 2007. CNO was one of four different four-star assignments Admiral Mullen held, which also included Commander, U.S. Naval Forces Europe and Commander, Allied Joint Force Command, and the 32nd Vice Chief of Naval Operations. Since 2012, Admiral Mullen has served as President of MGM Consulting LLC and is the Charles and Marie Robertson Visiting Professor at the Woodrow Wilson School of Public and International Affairs at Princeton University. Admiral Mullen also serves on the board of directors of Sprint Corporation.
Admiral Mullen brings to our Board extensive senior leadership experience gained over his 43-year career in the U.S. military. As Chairman of the Joint Chiefs of Staff, the highest ranking officer in the U.S. military, Admiral Mullen led the armed forces during a critical period of transition, overseeing two active war zones. His involvement in key aspects of U.S. diplomacy, including forging vital relationships with diverse countries around the world, brings valuable insight to our Board as we work to restructure GM’s operations in Europe and continue to expand our global footprint. In addition to having strong global relationships, Admiral Mullen has deep experience in leading change in complex organizations, executive development and succession planning, crisis management, diversity implementation, strategic planning, budget policy, risk management, and technical innovation, which are important to the oversight of GM’s business and allows him to make a significant contribution to our Board. Admiral Mullen also brings to our Board his experience as a director of another large, global, public company.

Admiral Michael G. Mullen USN (ret.) Age: 68 Director since 2013 Independent Committees: Audit, Public Policy, Risk (Chair)

Retired Chairman and Chief Executive Officer, ConocoPhillips
Mr. Mulva served as Chairman and Chief Executive Officer of ConocoPhillips, an international, integrated oil and gas company, from 2004 until his retirement in 2012; Chairman, President and Chief Executive Officer from 2004 to 2008; and President and Chief Executive Officer from 2002 to 2004. Mr. Mulva is a director of General Electric Company and Statoil ASA, a Norwegian oil and gas company.
Mr. Mulva brings to our Board 39 years of experience in the energy industry, first at Phillips Petroleum Company (“Phillips”) and, from 2002 to 2012, as Chief Executive Officer of ConocoPhillips. Prior to overseeing the merger of Conoco and Phillips, Mr. Mulva served as Chairman and Chief Executive Officer of Phillips, where he also held various domestic and international senior management positions in finance, including Executive Vice President and Chief Financial Officer. As Chief Executive Officer of Phillips and later ConocoPhillips, Mr. Mulva oversaw mergers and acquisitions, business restructurings, and negotiated joint ventures, positioning the company to compete in an increasingly challenging and highly competitive industry. Prior to his retirement from ConocoPhillips, Mr. Mulva oversaw the strategic repositioning of the company to split its fuel production and refining businesses. Mr. Mulva’s expertise in the energy industry provides valuable insight to our Board in developing GM’s long-term energy diversity strategy. Mr. Mulva also brings to our Board an in-depth background in finance and his experience as a director of other large, global, public companies.

James J. Mulva Age: 68 Director since 2012 Independent Committees: Executive Compensation, Finance (Chair), Risk

16	2015 Proxy Statement

Election of Directors

Former Chief Executive Officer, Alcatel-Lucent S.A.
Ms. Russo served as Chief Executive Officer of Alcatel-Lucent S.A. from 2006 to 2008. Prior to the merger of Alcatel S.A. (“Alcatel”) and Lucent Technologies, Inc. (“Lucent”) in 2006, she served as Chairman and Chief Executive Officer of Lucent from 2003 to 2006; and President and Chief Executive Officer from 2002 to 2003. Ms. Russo served as Lead Director of our Board from March 2010 to January 2014 and currently serves as lead director of Hewlett-Packard Company ("HP"). She will become Chairman of HP Enterprises upon the completion of HP's separation into two companies. Ms. Russo is also a director of Alcoa Inc., KKR Management LLC (the managing partner of KKR & Co. L.P.), and Merck & Co. Inc.
As the chief executive officer of highly technical, global, complex companies, Ms. Russo demonstrated leadership that strongly supported her nomination to our Board. In that capacity she dealt with a wide range of issues including mergers and acquisitions and business restructuring as she led Lucent’s recovery through a severe industry downturn and later a merger with Alcatel, a French company. In addition, she brings to the Board extensive global experience in corporate strategy, finance, sales and marketing, technology, and leadership development. Ms. Russo also brings extensive expertise in corporate governance and executive compensation as a member of the board and board committees of other large, global, public companies.

Patricia F. Russo Age: 62 Director since 2009 Independent Committees: Directors and Corporate Governance (Chair), Executive Compensation, Finance

Retired Executive Vice President and Chief Financial Officer, Wal-Mart Stores, Inc.
Mr. Schoewe served as Executive Vice President and Chief Financial Officer of Wal-Mart Stores, Inc. (“Wal-Mart”) from 2000 to 2011. Prior to joining Wal-Mart, Mr. Schoewe worked for Black & Decker Corporation from 1986 to 1999, most recently serving as Senior Vice President and Chief Financial Officer. Mr. Schoewe is a director of KKR Management LLC and Northrop Grumman Corporation. In the past five years, he also served as a director of PulteGroup, Inc. (2009 to 2012).
With extensive experience in finance, including serving as the chief financial officer of large multi-national, consumer-facing companies, Mr. Schoewe brings financial expertise, corporate leadership, and operational experience to our Board. His extensive experience as a senior leader in corporate finance has provided him with key skills, including financial reporting, accounting and control, business planning and analysis, and risk management that are valuable to the oversight of our business. Mr. Schoewe also brings to our Board his experience at Wal-Mart and Black & Decker with large-scale, transformational information technology implementations, which provides valuable insight as we continue to restructure our IT operations. Further, Mr. Schoewe’s previous and current board positions at public companies involved with home building, security, and investments provides exposure to diverse industries with unique challenges enabling him to make a significant contribution to our Board.

Thomas M. Schoewe Age: 62 Director since 2011 Independent Committees: Audit (Chair), Finance, Risk

17	2015 Proxy Statement

Election of Directors

Chairman, General Motors Company and Retired Chairman and Chief Executive Officer, Cummins, Inc.
Mr. Solso has been the Non-Executive Chairman of our Board since January 2014. He served as Chairman and Chief Executive Officer of Cummins, Inc. (“Cummins”), a global manufacturer of diesel and natural gas engines and engine-related component products, from 2000 until his retirement in 2011. He is currently the lead director of Ball Corporation, a manufacturer of metal packaging products and aerospace systems and technologies. In the past five years, Mr. Solso also served as a director of Ashland Inc. (1999 to 2012), where he was lead director from 2003 to 2010.
Mr. Solso gained significant senior management experience during his 40-year career at Cummins, which culminated in his role as Chairman and Chief Executive Officer. He brings to our Board his experience and insight into the complexities of managing a major global organization. Mr. Solso led Cummins through strong financial performance and stockholder returns, international growth, business restructuring, and leadership in emissions reduction technology and related environmental activities, corporate responsibility, diversity, and human rights issues. His extensive experience in manufacturing and engineering of diesel engines and compliance with challenging emissions laws and regulations allows him to contribute significantly to Board deliberations regarding GM’s global product development strategies. His previous experience in serving as U.S. Chairman of the U.S. - Brazil CEO Forum provides valuable insight to advance the business priorities of our operations in Brazil. In addition to his deep understanding of global markets and business operations and corporate responsibility, Mr. Solso also brings to our Board his experience as a director of other large, global, public companies, particularly in the areas of finance, accounting and corporate governance.

Theodore M. Solso Age: 68 Director since 2012 Independent

Retired Dean, Ivey Business School, The University of Western Ontario
Ms. Stephenson served as Dean of the Ivey Business School at The University of Western Ontario (“Ivey”) from 2003 until her retirement in September 2013. Prior to joining Ivey, Ms. Stephenson served as President and Chief Executive Officer, Lucent Technologies Canada from 1999 to 2003. Ms. Stephenson is a director of Ballard Power Systems, Inc., a manufacturer of fuel cell products, Intact Financial Corporation (formerly ING Canada), an insurance provider in Canada, and Manitoba Telecom Services Inc., a communications provider in Canada. She was a member of the Advisory Board of General Motors of Canada, Limited (“GM Canada”), a GM subsidiary, from 2005 to 2009. Ms. Stephenson was invested as an Officer into the Order of Canada in 2009.
Ms. Stephenson’s experience as Dean of Ivey and President and Chief Executive Officer of Lucent Technologies Canada provides our Board with diverse perspectives and progressive management expertise in marketing, operations, strategic planning, technology development, and financial management. Her experience on the boards of several top Canadian companies provides our Board with her broad perspective on successful management strategies and insight on matters affecting the business interest of GM and GM Canada. Ms. Stephenson also brings to our Board her experience in serving on the compensation and governance committees of other public companies.

Carol M. Stephenson Age: 64 Director since 2009 Independent Committees: Directors and Corporate Governance, Executive Compensation, Risk

18	2015 Proxy Statement

Corporate Governance

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board is committed to having a sound governance structure that promotes the best interests of our stockholders. To that end, the Board actively maintains its Corporate Governance Guidelines and other policies that it believes enable it to satisfy its responsibility to provide oversight and direction to the conduct of the Company’s business most effectively. The Board’s Corporate Governance Guidelines and related policies cover among other things:

•	Board membership criteria and the process for the selection of new directors;

•
Majority voting for directors and the related requirement that each incumbent director, before being considered for re-election, submit a written irrevocable resignation that would become effective if the director fails to receive a majority of the votes cast (excluding abstentions) in an uncontested election and if the Board chooses to accept the resignation;

•	Orientation program for new directors and continuing education for all directors;

•	Requirement that at least two-thirds of the Board be independent;

•	Limitation on the number of outside board memberships that can be held by any director;

•	Mandatory retirement for directors at age 72;

•	Prohibition against personal loans from the Company or its subsidiaries to directors and executive officers that would violate the Sarbanes-Oxley Act of 2002;

•	Requirement that non-management directors own stock and/or deferred share units, which must be retained until after retirement or otherwise leaving the Board;

•	Requirements for executive sessions of the Board attended by non-management and independent directors;

•	Role and responsibilities of the Chairman of the Board and Lead Director, if the Chairman is not independent;

•	Access by the Board and each of its Committees to independent advisors at the Company’s expense;

•	Annual self-evaluations of the Board and each of its Committees by directors;

•	Directors’ obligations to comply with the Company’s policies regarding ethics and conflicts of interest;

•	Confidentiality of Board materials, deliberations, and actions;

•	Directors’ unrestricted access to management;

•	Annual evaluation of the CEO by the Board; and

•	Board responsibility for CEO succession planning and oversight of management talent development and succession.
The Governance Committee regularly considers information concerning the Board’s Corporate Governance Guidelines and periodically recommends to our Board the adoption of amendments in response to changing regulatory requirements, evolving best practices, and the perspectives of our stockholders. To obtain a copy of our Corporate Governance Guidelines, see “How can I obtain the Company’s corporate governance information?” on page 11.
Board Leadership Structure
Our Bylaws and Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure for the Company. The Board strongly believes that when making these determinations it should not be constrained by a policy that could deprive the Board of its ability to select the most qualified and appropriate individual to lead the Board as Chairman at any particular time. In making leadership structure determinations, the Board considers many factors to determine what is in the best interests of the Company’s stockholders, including the qualifications of individual directors and the specific needs of the business. At certain points in the Company’s history, the Chairman and CEO roles have been held by the same person, and at other times, the roles have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s stockholders, based on the circumstances at the time. Our Bylaws provide that if the Chairman is not an independent director, the independent directors will elect a Lead Director from among the independent directors serving on the Board.

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Currently, Theodore M. Solso serves as our independent, non-executive Chairman, and Mary T. Barra is CEO. We believe this structure is appropriate for GM at this time because it allows Ms. Barra, as the CEO, to focus on leading the Company’s business. At the same time, the Chairman can focus on leadership of the Board. Given the dynamic and competitive environment in which GM operates, our Board may reconsider its leadership structure from time to time based on changes in our circumstances and in the members of the Board.
Board’s Role in Risk Oversight
One of the essential functions of our Board is oversight of management, directly and through its various Committees. Identifying and managing the risks we face is an important component of management’s responsibilities. Risks are considered in virtually every business decision and as part of the Company’s business strategy. We recognize that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve our strategic objectives.
Our Board has overall responsibility for risk oversight, with a focus on the most significant risks facing the Company. Effective risk management is the responsibility of the CEO and other members of the Company’s management, specifically the Executive Leadership Team. As part of the risk management process, each of the Company’s business units and functions is responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks, and prioritizing risks and actions to be taken in mitigation and/or response.
Our Board implements its risk oversight function both as a whole and through delegation to Board Committees, particularly the Risk Committee. The Board receives regular reports from our management on particular risks within the Company, through review of the Company’s strategic plan, and through regular communication with its Committees. At least annually, management provides a comprehensive report to the Board on the Company’s key strategic, operating, compliance and financial risks (the “Risk Report”). The Board retains oversight responsibility on the key strategic risks, while the Audit and Finance Committees retain oversight responsibilities for compliance and financial risks. The Board’s Risk Committee, created in June 2014, is responsible for assisting and actively advising the Board in fulfilling its oversight responsibilities with regard to management’s identification, evaluation, and treatment of the Company’s strategic operating risk exposures. This oversight responsibility includes, but is not limited to:

•	Vehicle development safety and security;

•	Product quality;

•	Employee and other persons’ health and safety;

•	Company and vehicle cybersecurity;

•	Key intellectual property;

•	Supply chain, logistics, and country level operating risks;

•	Labor relations;

•	Crisis preparedness and disaster recovery capability; and

•	Other strategic operating risks identified in the Risk Report and subject to the Committee’s oversight and review.
The Risk Committee also oversees the Company’s risk management framework, including policies, procedures, and practices employed to assess and manage its major strategic risks related to operations. The Chair of the Risk Committee coordinates with the Chairs of other Board Committees in their review of the Company’s risks that have been delegated to these Committees to support them in coordinating the relationship between risk management policies and practices.
Each of the other Board Committees, which meet regularly and report back to the Board, is responsible for oversight of risk management practices for categories of risks relevant to their functions. In general, the Board Committees oversee the following risks:

•
The Audit Committee oversees risks associated with financial and accounting matters and the Company’s financial reporting and disclosure process. It also reviews the Company’s policies for risk assessment and risk management, including our major financial and accounting risk exposures and actions taken to mitigate

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these risks as well as reviewing management’s assessment of legal and regulatory risks identified in the Company’s compliance programs;

•
The Compensation Committee ensures that GM’s executive compensation programs are designed to provide incentives that are consistent with the interests of GM’s stockholders but do not encourage senior executives to take excessive risks that threaten the value of the Company. It also considers risks related to executive recruitment, development, and retention;

•
The Governance Committee oversees risks that may arise in connection with the Company’s governance structure and processes, including Board structure and composition, director independence, and related party transactions;

•	The Finance Committee oversees risks associated with general economic conditions, financial instruments, financial policies and strategies, capital structure, and pension funding; and

•	The Public Policy Committee oversees risks that may arise in connection with social, and public policy issues that may affect the Company’s business operations, profitability, or reputation.
While the Board is ultimately responsible for risk oversight, our management is responsible for day-to-day risk management processes. We believe that this division of responsibilities is the most effective risk management approach and that our Board leadership structure supports this approach.
Ignition Switch Recall: Since the ignition switch recalls began in February 2014, the Board of Directors and/or Board Committees have been exercising their oversight role regarding the Company’s response to the ignition switch recalls. The Board reviewed and approved the GM Ignition Compensation Claims Resolution facility. In addition, the Board and its Risk Committee have had presentations and updates from representatives of the Global Safety organization regarding its activities. The Company is implementing the recommendations in the report by former U.S. Attorney Anton Valukas of his investigation into our ignition switch recalls, and the Board and/or Board Committees have been provided updates on the progress of those activities. In addition, the Board is updated at its meetings concerning the status of the various investigations and legal proceedings related to ignition switch matters.
Selection of Nominees for Election to the Board
The Board makes nominations for the election of directors pursuant to the recommendations of the Governance Committee. Any stockholder entitled to vote for the election of directors may make a nomination by complying with the requirements of applicable law and Section 1.11 of our Bylaws.
On February 9, 2015, GM received notice from Harry J. Wilson regarding his intent to nominate himself as a candidate to stand for election to the Board at the annual meeting and bring before the annual meeting a stockholder proposal. On March 9, 2015, GM and an investment group led by Mr. Wilson jointly announced that, in conjunction with GM's disciplined capital allocation framework announcement made on March 9, 2015, Mr. Wilson agreed to withdraw his nomination to stand for election to the Board at the annual meeting and to withdraw his stockholder proposal.
The Governance Committee annually reviews with the Board the appropriate skills and characteristics required of Board nominees, considering current Board composition and Company circumstances. The Governance Committee is responsible for identifying potential candidates for Board membership and making its recommendations to the full Board. To assist in the identification and evaluation of qualified director candidates, the Governance Committee from time to time engages search firms that specialize in providing services for the identification and evaluation of candidates for election to corporate boards.
The selection of qualified directors is complex and crucial to our long-term success. The Governance Committee and the Board establish different priorities for recruiting new Board members from time to time depending on the Company’s needs and the current make-up of the Board. In every case, however, candidates for election to the Board must be able to make a significant contribution to the Board’s discussion and decision making concerning the broad array of complex issues facing the Company. Recently, our recruiting efforts have been particularly directed toward identifying candidates who have distinguished themselves as leaders of large, complex organizations with deep experience in global operations and the delivery of stockholder value. Potential candidates who satisfy our priorities are further evaluated based upon criteria that include:

•	Their demonstrated global business and social perspective, leadership, and ability to exercise sound judgment;

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•	Any individual skills, expertise and experience that would complement or expand that of the current directors and enhance the diversity and effectiveness of the Board as a whole;

•	Their demonstrated commitment to the highest personal and professional ethical standards, integrity and values of the Company;

•
Their ability to take into account and balance the legitimate interests and concerns of all our stockholders and other stakeholders effectively, consistently, and appropriately in reaching decisions; and

•
Their ability and willingness to give sufficient time and attention to preparing for and participating fully in Board activities, including enhancing their knowledge of our Company and the global automotive industry.

In assessing potential candidates, the Governance Committee seeks to consider individuals with a broad range of business experience and backgrounds. While GM does not have a formal policy governing diversity among members of the Board, we continually strive to add directors with diverse backgrounds in recognition of the value of overall diversity, considering members’ opinions, perspectives, personal and professional experiences, and backgrounds, such as gender, race, ethnicity, or country of origin. We believe that the judgment and perspectives offered from deliberations of a diverse board of directors improve the quality of their decision making and enhance the Company’s business performance by enabling it to respond more effectively to the needs of customers, stockholders, employees, suppliers, and other stakeholders worldwide.
The Governance Committee is also responsible for recommending nominees to the Board annually. In determining whether to recommend a director for re-election, the Governance Committee considers a number of factors, including the director’s history of attendance and participation in meetings, other contributions to the activities of the Board, and the results of Board self-evaluations.
The Governance Committee will consider persons recommended by stockholders for election to the Board. To recommend an individual for Board membership, write to the Corporate Secretary of our Company at the mailing address or e-mail address provided on page 11 in “How can I obtain the Company’s corporate governance information?” Using the same criteria for candidates proposed by stockholders and by members of the Board, the Governance Committee will review the qualifications and background of each recommended candidate in light of the selection criteria listed above and will then communicate its decision to the candidate or the person who made the recommendation.
If you intend to nominate a candidate for director at the annual meeting or to introduce any other matter (aside from a stockholder proposal under Rule 14a-8 of the SEC’s proxy rules, which is discussed on page 11), you must give us written notice as required in Section 1.11 of our Bylaws. The Corporate Secretary must receive such notice at the mailing address or e-mail address provided in “How can I obtain the Company’s corporate governance information?” on page 11, not more than 180 days and not less than 120 days before the date of the annual meeting. For the 2016 annual meeting, your notice must be received between December 11, 2015 and February 9, 2016.
Board Meetings and Attendance
In 2014, our Board held a total of eleven meetings, and average attendance at Board and Committee meetings was 94 percent. In addition, our Board has been actively engaged between meetings by holding a number of informational calls during the year. Each director standing for re-election attended more than 75 percent of the total meetings of the Board and Committees on which he or she served during 2014. Directors are expected to attend our annual meeting of stockholders, which is held in conjunction with a regularly scheduled Board meeting. All of GM’s directors standing for re-election attended the 2014 annual meeting of stockholders.
Size of the Board
The Board of Directors is currently composed of 13 members. The Board of Directors sets the number of directors from time to time by resolution adopted by a majority of the Board. The Governance Committee reassesses the Board’s size at least annually to determine if a larger or smaller group would be more effective. If any nominee is unable to serve as a director or if any director leaves the Board between annual meetings of stockholders, the Board, by resolution, may reduce the number of directors or elect an individual to fill the resulting vacancy. If all of the Board's nominees are elected, the Board will be composed of 12 members immediately following the annual meeting.

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Voting Standards for the Election of Directors
Section 2.2 of GM’s Bylaws and our Corporate Governance Guidelines provide that:

•	In uncontested elections, directors are elected by a majority of the votes cast; and

•
In contested elections, the plurality voting standard applies so that the Board vacancies are filled by the nominees who receive the most votes, regardless of whether they receive a majority of votes cast.

An election is considered “contested” if we receive proper notice pursuant to Section 1.11 of our Bylaws that a stockholder intends to nominate a candidate for the election so that the number of candidates would be greater than the number of directors to be elected, unless the Board determines in its reasonable judgment that the stockholder’s nominee or nominees are likely to receive less than 0.01 percent of the votes cast.
Our Bylaws and Corporate Governance Guidelines provide that before any incumbent director may be nominated by the Board for re-election to the Board, he or she must submit a written irrevocable resignation, which would become effective if: (1) the director did not receive more than 50 percent of the votes cast in an uncontested election and (2) the Board accepts that resignation in accordance with policies and procedures adopted by the Board for such purposes.
Within 90 days after receipt of the certified final vote for an uncontested election of directors in which one or more incumbent directors did not receive a majority of the votes cast, the Governance Committee will consider his or her tendered resignation in light of the best interests of GM and its stockholders and make a recommendation to the Board whether to accept or reject the resignation, and whether a different individual should be chosen to serve as a director in place of the unsuccessful incumbent. In any event, however, the Board will accept the resignation of an unsuccessful incumbent unless it determines that for compelling reasons it is in the best interests of GM for that incumbent to continue serving as a director.
Director Independence
Pursuant to our Bylaws and the terms of the Stockholders Agreement described on page 34, at least two-thirds of our directors must be independent within the meaning of applicable NYSE listing rules, as determined by our Board of Directors.
The Governance Committee assesses the independence of each director and makes recommendations to the Board as to each director’s independence both by using the quantitative criteria in the Board’s Corporate Governance Guidelines and by determining whether the director is free from any qualitative relationship that would interfere with the exercise of independent judgment.
Section 2.10 of our Bylaws incorporates, by reference, the independence criteria of the NYSE, and the Board’s Corporate Governance Guidelines set forth our standards for director independence, which are based on all the applicable SEC and NYSE requirements. The Board’s Corporate Governance Guidelines provide that an independent director must satisfy all of the following criteria:

•	During the past three years, we have not employed the director, and have not employed (except in a non-executive capacity) any of his or her immediate family members;

•
During any twelve-month period within the last three years, the director has not received more than $120,000 in direct compensation from us other than director fees or other forms of deferred compensation. No immediate family members of the director have received any compensation other than for employment in a non-executive capacity;

•
Neither the director nor any immediate family member is a current partner of a firm that is our internal or external auditor; the director is not an employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and personally works on our audit; and neither the director nor any immediate family member was a partner or employee of such a firm and personally worked on our audit within the last three years;

•
During the past three years, neither the director nor any immediate family member has been part of an “interlocking directorate” in which one of our executive officers serves on the compensation committee (or its equivalent) of another company that employs the director; and

•
During the past three years, neither the director nor any immediate family member has been employed (except, in the case of family members, in a capacity other than as an executive officer) by one of our

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significant suppliers or customers or any affiliate of such supplier or customer. For the purposes of this standard, a supplier or customer is considered significant if its sales to, or purchases from, us represent the greater of $1 million or two percent of our or the supplier’s or customer’s consolidated gross revenues.
In addition to satisfying all of the foregoing requirements, a director or director nominee would not be considered independent if he or she has, in the judgment of the Board, any other “material” relationship with the Company, other than serving as a director that would influence or interfere with the exercise of his or her independent judgment.
Members of the Audit Committee will not be considered independent if they receive, directly or indirectly, any compensation from the Company other than their compensation for service as directors, or are an “affiliated person” of the Company or subsidiary thereof, as such term is defined under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. In determining the independence of members of the Compensation Committee, the Board must consider all factors specifically relevant to determining whether they have a relationship to the Company that is material to their ability to be independent from management in connection with the duties of a compensation committee member, including their source of compensation, any consulting, advisory or other compensatory fee paid by the Company to them; and whether they are affiliated with the Company or any subsidiary.
Consistent with the standards described above, the Board has reviewed all relationships between the Company and each director or director nominee, considering quantitative and qualitative criteria, and affirmatively has determined that all of the directors and director nominees other than Mr. Ashton, Mr. Girsky, and Ms. Barra are independent according to the definition in the Board’s Corporate Governance Guidelines. The Board has determined that Mr. Ashton is not independent because of his long-term affiliation with the UAW and the significant relationship between the Company and the UAW, Mr. Girsky is not independent because of his former employment with the Company, and Ms. Barra is not independent because of her status as our current CEO.
In recommending to the Board that each non-employee director or director nominee be found independent, the Governance Committee also considered whether there were any other facts or circumstances that might impair a director’s independence. In particular, the Governance Committee evaluated charitable contributions that GM (including the GM Foundation) has made to non-profit organizations with which our directors are or have been associated. None of these transactions was material. The Governance Committee also considered that GM in the ordinary course of business, during the last three years, has sold fleet vehicles to and purchased products and services from companies at which some of our directors serve as non-employee directors and confirmed the absence of any material relationship. In each case, these transactions were in the ordinary course of business for GM and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.
Our Bylaws and Corporate Governance Guidelines are available on our website at www.gm.com/investor, under “Corporate Governance.”
Executive Sessions
Under the Board’s Corporate Governance Guidelines, the non-management directors generally have an opportunity to meet in executive session without management present as part of each regularly scheduled Board meeting. If any non-management directors are not independent, then the independent directors schedule an executive session of independent directors at least once per year. Executive sessions are chaired by the non-executive Chairman of the Board, Mr. Solso. During these sessions, the non-management directors review CEO performance, compensation, and succession planning; future Board agendas and flow of information to directors; the Board’s corporate governance matters; and any other matters of importance to the Company or other issues raised by the non-management directors. The non-management directors of the Board met in executive session four times in 2014, including one time with only independent directors present.
Stockholder Communication with the Board
Stockholders and other interested parties may contact our Board as a whole, or the non-management directors as a group, any Board Committee, or the Chairman of the Board by using contact information provided on our website at www.gm.com/investor, under “Corporate Governance.”

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Code of Ethics
We have adopted a code of ethics that applies to our directors, officers, and employees, including the CEO, the Executive Vice President and Chief Financial Officer, the Vice President, Controller and Chief Accounting Officer, and any other persons performing similar functions. GM’s code of ethics, “Winning With Integrity: Our Values and Guidelines for Employee Conduct,” is posted on our website at www.gm.com/investor, under “Corporate Governance.”
Confidentiality
Directors, like all employees, are required to maintain the confidentiality of information entrusted to them by us or any other confidential information about GM that they receive from any source in their capacity as a director, except when disclosure is legally required or specifically authorized by our Board. Directors are expected to take all appropriate steps to minimize the risk of disclosure of confidential communications coming to them from us as well as confidential discussions and decisions by or among directors and by or among the directors and management. All discussions that occur at meetings of the Board or a Board Committee are deemed confidential, except to the extent that disclosure may be legally required. Directors may not use confidential information for their benefit or for the benefit of persons or entities outside the Company or in violation of any law or regulation including insider trading laws and regulations. Directors are subject to these obligations with regard to confidential information during and after their service on the Board. For purposes of this policy, “confidential information” is all non-public information relating to GM including, but not limited to, information that could be useful to competitors or otherwise harmful to our interests or objectives, if disclosed.
Director Orientation and Continuing Education
All new directors must participate in the Company’s director orientation program, which is generally conducted promptly after the meeting at which a new director is elected. The Governance Committee oversees an orientation process developed by management to familiarize new directors with the Company’s business and strategic plans, significant financial matters, core values, including ethics, compliance programs, corporate governance practices, and other key policies and practices through a review of background material and meetings with senior management. It is the responsibility of the Governance Committee to advise directors about their continuing education on subjects that would assist them in discharging their duties. For example, Board members are encouraged to visit GM facilities, dealers, and auto shows to enhance their understanding of the Company and its competitors in the auto industry. All directors are encouraged to attend, at our expense, director continuing education programs sponsored by educational and other institutions.
Access to Outside Advisors
The Board as well as each Board Committee can retain the services of outside advisors at our expense.
Committees of the Board of Directors
Our Board of Directors has six standing Committees: Audit, Directors and Corporate Governance, Executive Compensation, Finance, Public Policy, and Risk. Our Board has adopted a written charter for each of our standing Committees, which may be found on our website at www.gm.com/investor, under “Corporate Governance.” See “How can I obtain the Company’s corporate governance information?” on page 11 for information about obtaining a printed copy of each Committee charter. Our Board may also realign from time to time the structure of the committees as it deems necessary or desirable. Each member of the Audit, Governance, and Compensation Committees has been determined by the Board to be independent for purposes of the NYSE Corporate Governance listing standards. The composition of each Committee also complies with the listing requirements and other rules of the Toronto Stock Exchange. The following table shows for each of our standing Committees the current membership and the number of meetings held in 2014.

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Director	Audit	Directors and Corporate Governance	Executive Compensation	Finance	Public Policy	Risk(1)
Joseph J. Ashton					ò	ò
Erroll B. Davis, Jr.(2)	ò			ò	Chair
Stephen J. Girsky				ò	ò
Linda R. Gooden(3)	ò					ò
E. Neville Isdell(4)	ò	ò	Chair
Kathryn V. Marinello	ò	ò		ò
Michael G. Mullen(5)	ò				ò	Chair
James J. Mulva(6)			ò	Chair		ò
Patricia F. Russo		Chair	ò	ò
Thomas M. Schoewe	Chair			ò		ò
Theodore M. Solso(7)
Carol M. Stephenson(8)		ò	ò			ò
Number of Meetings in 2014	10	6	6	7	5	3

(1)	The Risk Committee was created by the Board on June 10, 2014.

(2)	Not standing for re-election to the Board at the 2015 annual meeting.

(3)	Ms. Gooden joined the Board on February 5, 2015 and was appointed to the Audit and Risk Committees on March 10, 2015.

(4)	Retiring from the Board effective as of the 2015 annual meeting, pursuant to the Board’s retirement age policy.

(5)	Appointed Chair of the Risk Committee on June 10, 2014.

(6)	Appointed Chair of the Finance Committee on June 10, 2014.

(7)	Mr. Solso, as non-executive Chairman of the Board, attends all meetings of Board Committees. However, he is not a member of any Committee, in order to focus on his leadership role.

(8)	Ms. Stephenson will replace Mr. Isdell as Chair of the Compensation Committee effective June 8, 2015.
The primary responsibilities for each of the Committees of the Board are set forth below.
Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the financial reports and other financial information provided by us to stockholders and others; our system of internal controls; our compliance procedures for the employee code of ethics and standards of business conduct; and our audit, accounting, and financial reporting processes. Our Board has determined that all of the members of the Committee are independent, financially literate, and have accounting or related financial management expertise as defined by the NYSE. The Board also has determined that Mr. Davis, Ms. Marinello, and Mr. Schoewe all qualify as “audit committee financial experts” as defined by the SEC.
Directors and Corporate Governance Committee
The Governance Committee gives direction and oversight to the identification and evaluation of potential Board candidates and ultimately recommends candidates to be nominated for election to the Board, including any individuals designated under the Stockholders Agreement described on page 34. It periodically conducts studies of the appropriate size and composition of the Board and reviews and makes recommendations concerning compensation for non-employee directors. Among other items, the Governance Committee is responsible for: reviewing and recommending revisions, as appropriate, to the Company’s corporate governance framework, including our Certificate of Incorporation, Bylaws, and Corporate Governance Guidelines; overseeing the self-evaluation process of the Board and its standing Committees and reporting an assessment of the Board’s performance annually to the Board; and recommending memberships and Chairs for all Committees of the Board.

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Executive Compensation Committee
The Compensation Committee’s overall objective is to ensure that our compensation policies and practices support the recruitment, development, and retention of the executive talent needed to ensure the long-term success of the Company. In addition to establishing goals and objectives related to compensation for all of our executives, the Compensation Committee sets individual award targets and approves all compensation matters for the CEO (with Board concurrence) and other NEOs, as well as our other executive officers and certain other senior leaders under its purview. As stated in its charter, the Compensation Committee meets at least annually with an executive from our risk management organization to assess executive compensation risk. The CEO is invited to participate in a portion of all meetings.
Finance Committee
The Finance Committee is responsible for assisting the Board in its oversight of our financial policies and strategies, including our capital structure. In addition, the Finance Committee periodically receives reports regarding our U.S. employee benefit plans for the purpose of reviewing the administration, financing, investment performance, risk and liability profile, and funding of such plans, in each case including with respect to regulatory compliance.
Public Policy Committee
The Public Policy Committee provides oversight and guidance to management on public policies to support the Company’s progress in growing the business globally within the framework of its core values. The Public Policy Committee discusses, and brings to the attention of the Board and management as appropriate, current and emerging global political, social, and public policy issues that may affect the business operations, profitability, or public image or reputation of the Company. The Public Policy Committee oversees global public policy matters as well as specific functions of the Company, as appropriate. Company functions reviewed by the Public Policy Committee include Global Public Policy, diversity, corporate social responsibility, employee health and safety, and philanthropic activities.
Risk Committee
The Risk Committee is responsible for assisting and actively advising the Board in fulfilling its oversight responsibilities with regard to management’s identification, evaluation and treatment of the Company’s strategic operating risk exposures. The Risk Committee also oversees the Company’s risk management framework including policies, procedures, and practices employed to assess and manage its major strategic risks related to operations.
Executive Committee
In addition to the above committees, our Board has an Executive Committee composed of the Chairman of the Board, the CEO, and the Chairs of each of our standing Committees. The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary, and all actions by the Executive Committee are reported at the next Board meeting.
Non-Employee Director Compensation
Compensation for our non-employee directors is set by our Board at the recommendation of the Governance Committee. GM’s Legal Staff and Global Compensation and Benefits group in Global Human Resources supports the Governance Committee in setting director compensation and related benefit programs. In addition, the Governance Committee can engage the services of outside consultants, experts, and others to assist the Committee. During 2014, the Governance Committee did not engage any consultants in reviewing and setting director compensation. The Governance Committee periodically reviews compensation paid to non-employee directors and recommends changes, if appropriate, to the full Board based upon competitive market practices. The process for setting director pay is guided by the following principles:

•	Fairly compensate directors for their responsibilities and time commitments;

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•	Attract and retain highly qualified directors by offering a compensation program consistent with those at companies having similar size, scope, and complexity;

•	Align the interests of directors with our stockholders by providing a significant portion of compensation in equity and requiring directors to own our Common Stock (or Common Stock equivalents); and

•	Provide compensation that is simple and transparent to stockholders.
In 2014, each non-employee member of the Board received an annual retainer of $200,000 for service on the Board and, if applicable, one or both of the following annual retainers: (1) $10,000 for service as Chair of any Board Committee; and (2) $20,000 for service on the Audit Committee. The fee paid for service as Lead Director was $30,000 per year and the fee paid for service as non-executive Chairman of the Board was $250,000 per year.
Under the General Motors Company Deferred Compensation Plan for Non-Employee Directors (the “Director Compensation Plan”), which became effective January 1, 2011, non-employee directors are required to defer 50 percent of their annual Board retainer (i.e., $100,000) into share units of our Common Stock (“Deferred Share Units”) and may elect to defer all or half of the remainder in additional Deferred Share Units. Any portion of the retainer that is deferred into Deferred Share Units may also earn dividend equivalents, which are credited at the end of each calendar year to each director’s account in the form of additional Deferred Share Units. Deferred Share Units under this plan may not be voted and will not be available for disposition until after the director retires or otherwise leaves the Board. After leaving the Board, the director will receive a cash payment or payments under this plan based on the number of Deferred Share Units in the director’s account, valued at the average daily closing market price for the quarter immediately preceding payment. Directors will be paid in a lump sum or in annual installments for up to five years based on their deferral elections.
The Governance Committee reviews director compensation data for the same companies that comprise the peer group we use for benchmarking executive compensation described on page 44. In December 2014, the Governance Committee determined that the Company’s director compensation program (originally established in July 2009) was below the median or market for director compensation overall and recommended that certain increases be made in order to align director compensation with market practices. Following the recommendation of the Governance Committee, the Board approved the following changes to non-employee director compensation, effective January 1, 2015:

•
An increase in the annual retainer for Board service from $200,000 to $250,000 with 50 percent (or $125,000) mandatorily deferred into Deferred Share Units. Under amendments to the Director Compensation Plan which became effective January 1, 2015, directors may elect to defer all or half of their remaining Board retainer (as previously provided under the plan) and any additional compensation (e.g., for serving as a Committee Chair or Chairman of the Board) into additional Deferred Share Units;

•	An increase in the additional retainer for the non-executive Chairman of the Board from $250,000 to $300,000;

•	An increase in the annual retainer for the Chair of the Compensation Committee from $10,000 to $20,000;

•	An increase in the annual retainer for the Chairs of the Governance Committee, the Finance Committee, the Public Policy Committee, and the Risk Committee from $10,000 to $15,000;

•	The overall annual retainer for the Chair of the Audit Committee was maintained at $30,000; and

•	The annual retainer for other members of the Audit Committee was eliminated.
In establishing the retainer for the non-executive Chairman, the Governance Committee considered the scope of Mr. Solso’s responsibilities, his time commitment and the compensation paid at similar companies with chairmen having similar roles. Mr. Solso’s pay reflects the estimated additional time commitment for this role compared to other non-employee directors, which includes among other items, attending all Board Committee meetings, managing meetings of the Board, leading the work to set the agenda for Board meetings, leading the Board’s annual CEO performance review, and representing the Board at the annual stockholders meeting.
Only non-employee directors receive fees for serving on the Board. Since Ms. Barra is an employee of the Company, she is not compensated as a director. Since Mr. Girsky was an employee of the Company through June 30, 2014, he was not compensated as a director during the first half of 2014. Effective July 1, 2014, Mr. Girsky began receiving fees for service on the Board as a non-employee director and became eligible to participate under the Director Compensation Plan. Unless previously employed by the Company, non-employee

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directors are not eligible to participate in any of the savings or retirement programs for our employees. Other than as described in this section, there are no separate benefit plans for directors.
Non-employee directors are reimbursed for reasonable travel expenses incurred in connection with their duties as directors. Travel to and from Board meetings and other Company events may include the use of private or charter aircraft. From time to time, spouses may also join non-employee directors on the aircraft when traveling to or from a Board meeting or any other meeting of the Company when approved by the CEO or Executive Vice President and General Counsel (the “General Counsel”). This travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the taxes incurred in connection with such income. In addition, we pay for the cost of personal accident insurance which provides coverage in the event of accidental death or dismemberment. Directors are responsible for associated taxes on the imputed income from the coverage.
To enhance the public image of our vehicles, we provide directors with the use of Company vehicles on a six-month rotating basis. Directors are expected to submit product evaluations to us. Directors are charged with imputed income based on the lease value of the vehicles provided and are responsible for associated taxes. After leaving the Board, retired directors receive the use of a Company vehicle on an annual basis, on the same terms as active directors.
The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are prorated for his or her period of service. The fees listed in the tables below reflect any pro-rata adjustments that occurred in the year ended December 31, 2014.
2014 Non-Employee Director Compensation
Table 1 — Total Non-Employee Director Compensation

Director	Fees Earned or Paid in Cash(1) ($)	All Other Compensation(2) ($)	Total ($)
Joseph J. Ashton(3)	83,333	3,678	87,011
David Bonderman(4)	100,000	30,276	130,276
Erroll B. Davis, Jr.	230,000	24,688	254,688
Stephen J. Girsky(5)	100,000	815,775	915,775
E. Neville Isdell	220,000	21,669	241,669
Robert D. Krebs(6)	115,000	20,830	135,830
Kathryn V. Marinello	220,000	36,876	256,876
Michael G. Mullen	225,000	11,768	236,768
James J. Mulva	205,000	21,262	226,262
Patricia F. Russo(7)	212,500	21,591	234,091
Thomas M. Schoewe	230,000	18,249	248,249
Theodore M. Solso(7)	460,000	27,556	487,556
Carol M. Stephenson	200,000	36,876	236,876
Cynthia A. Telles(4)	100,000	20,830	120,830

(1)
Includes annual retainer fees, Chair and Audit Committee fees, as well as Lead Director and non-executive Chairman of the Board fees. The totals in this column include amounts required or elected to be deferred under the Director Compensation Plan and converted into share units at the average daily closing price of our Common Stock for 2014 (and prorated as applicable for a director who has joined or retired from the Board during the calendar year) as disclosed in Table 2 below.

(2)	See Table 3 below for additional information.

(3)	Mr. Ashton joined the Board on August 11, 2014.

(4)	Mr. Bonderman and Dr. Telles departed from the Board on June 10, 2014.

(5)	Mr. Girsky, a former executive officer and senior advisor of the Company, has been a member of the Board since July 2009. His status as a non-employee director became effective July 1, 2014.

(6)	Mr. Krebs retired from the Board effective June 10, 2014.

(7)	Effective January 15, 2014, Ms. Russo stepped down from the role of Lead Director and Mr. Solso assumed the role of non-executive Chairman of the Board.

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Table 2 — Retainer Fees Deferred

Director	Retainer Fees Deferred in Share Units of Common Stock under the Director Compensation Plan ($)
Joseph J. Ashton	83,333
David Bonderman	50,000
Erroll B. Davis, Jr.	100,000
Stephen J. Girsky	50,000
E. Neville Isdell	150,000
Robert D. Krebs	50,000
Kathryn V. Marinello	200,000
Michael G. Mullen	100,000
James J. Mulva	200,000
Patricia F. Russo	100,000
Thomas M. Schoewe	100,000
Theodore M. Solso	200,000
Carol M. Stephenson	200,000
Cynthia A. Telles	50,000

Table 3 — All Other Compensation

Director	Aggregate Earnings on Deferred Compensation(1) ($)	Company Vehicles(2) ($)	Other(3) ($)	Total ($)
Joseph J. Ashton	1,103	2,535	40	3,678
David Bonderman	24,131	6,085	60	30,276
Erroll B. Davis, Jr.	18,483	6,085	120	24,688
Stephen J. Girsky	701	6,085	808,989	815,775
E. Neville Isdell	16,478	5,071	120	21,669
Robert D. Krebs	14,685	6,085	60	20,830
Kathryn V. Marinello	30,671	6,085	120	36,876
Michael G. Mullen	5,563	6,085	120	11,768
James J. Mulva	17,846	3,296	120	21,262
Patricia F. Russo	15,386	6,085	120	21,591
Thomas M. Schoewe	12,044	6,085	120	18,249
Theodore M. Solso	17,846	6,085	3,625	27,556
Carol M. Stephenson	30,671	6,085	120	36,876
Cynthia A. Telles	14,685	6,085	60	20,830

(1)
The amounts in this column represent: (a) dividend equivalents that are reinvested in additional Deferred Share Units based on the market price of our Common Stock on the date the dividends are paid: and (b) for Mr. Davis, interest of $958 on fees for service on the board of directors of General Motors Corporation deferred in cash-based alternatives. We assumed the General Motors Corporation Compensation Plan for Non-Employee Directors, and it remains in place with respect to past deferrals of compensation to former directors of General Motors Corporation who are members of our Board. General Motors Corporation did not credit interest at above-market rates. In general, General Motors Corporation did not pay deferred amounts until January following the director’s retirement or separation from its board of directors. General Motors Corporation then paid those amounts, either in lump sum or in annual installments for up to ten years based on the director’s deferral election.

(2)
Includes incremental costs for Company vehicles, which are calculated based on the average monthly cost of providing vehicles to all directors, including lost sales opportunity and incentive costs, if any; insurance claims, if any; licensing and registration fees; and use taxes. Taxes related to imputed income are the responsibility of the director.

(3)
The amounts in this column represent: (a) the cost of premiums for providing personal accident insurance (annual premium cost of $120 is prorated, as applicable, for period of service); (b) for Mr. Girsky, total compensation earned as an employee of the Company through June 30, 2014 in the amount of $808,869. His compensation includes $300,000 in prorated base salary; severance payments of $475,000; employer contributions to tax-qualified savings and retirement benefit plans in the amount of $24,000; the aggregate incremental cost of drivers provided by the Company to various events in the amount of $7,262; premiums paid by the Company for Group Variable Universal Life (“GVUL”) insurance in the amount of $1,579; and the actuarial change in the present value of Mr. Girsky's pension in the amount of $1,028; and (c) for Mr. Solso, the aggregate incremental cost to the Company for personal use of charter aircraft en route to a Company meeting in the amount of $3,505. The aggregate incremental cost of charter aircraft usage is based

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Corporate Governance

on the actual cost incurred by the Company to provide the benefit. Taxes assessed on imputed income, where applicable, are the responsibility of the director.
Compensation Committee Interlocks and Insider Participation
No executive officer of GM served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the year ended December 31, 2014.
Director Stock Ownership and Holding Requirements
The Board’s Corporate Governance Guidelines establish a stock ownership requirement for non-employee directors intended to enhance the link between the interests of GM’s directors and stockholders. Under this policy, non-employee directors are prohibited from selling any GM securities or derivatives of GM securities such as Deferred Share Units while they are members of the Board. (This prohibition does not apply to any GM securities or derivatives acquired by a director in compensation for previous service as an employee of the Company.) In December 2014, the Board approved an increase in the stock ownership requirement by $100,000, so that each non-employee director is required to own our Common Stock or Deferred Share Units with a market value of at least $400,000. Each director has up to five years from the later of the original effective date of the requirement, January 1, 2011, or the date he or she is first elected to the Board to meet this ownership requirement. Ownership guidelines are reviewed each year to ensure they continue to be effective in aligning the interests of the Board and our stockholders.
Certain Relationships and Related Party Transactions
Our Board of Directors has adopted the Related Party Transactions Policy, a written policy regarding the review and approval or ratification of "related party transactions." Related party transactions are transactions in which our Company is a participant, the amount involved exceeds $120,000, and a “related party” has or will have a direct or indirect material interest. Related parties of our Company consist of directors (including nominees for election as directors), executive officers, stockholders beneficially owning more than 5 percent of the Company’s voting securities (“Significant Stockholders”), and the immediate family members of these individuals.
Each director and executive officer is responsible for providing written notice to the General Counsel of any potential related party transaction involving him or her or his or her immediate family member, including any additional information about the transaction that the General Counsel may reasonably request. In addition, each director and executive officer is required to complete an annual questionnaire that requests information about their immediate family members and any current, past, and proposed related party transactions, and that includes a reminder of his or her obligations under the Related Party Transactions Policy. The General Counsel in consultation with other members of management and with outside counsel, as appropriate, will determine whether the transaction does, in fact, constitute a related party transaction requiring compliance with this policy.
Related party transactions involving a Significant Stockholder, director, the CEO, or the General Counsel, and/or their immediate family members will be referred to the Governance Committee for review and approval or ratification. (The Governance Committee in its discretion may refer any transaction to the Board for review and approval or ratification.) Any member of the Governance Committee who has a potential interest in any related party transaction will recuse himself or herself and abstain from voting on the approval or ratification of the related party transaction, but may participate in all or a portion of the Governance Committee’s discussions of the related party transaction, if requested by the Chair of the Governance Committee. Related party transactions involving executive officers other than the CEO, or the General Counsel, and/or their immediate family members will be referred to the General Counsel for review and approval or ratification. All determinations by the General Counsel will be reported to the Governance Committee at its next regularly scheduled meeting.
In determining whether to approve or ratify a related party transaction, the Governance Committee or the General Counsel will consider the following factors, among others, to the extent relevant to the related party transaction:

•	Whether the terms of the related party transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

•	Whether there are any compelling business reasons for the Company to enter into the related party transaction and the nature of alternative transactions, if any;

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Corporate Governance

•	Whether the related party transaction would impair the independence of an otherwise independent director;

•
Whether the Company was notified about the related party transaction before its commencement, and if not, why pre-approval was not sought and whether subsequent ratification would be detrimental to the Company; and

•
Whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer, or other related party, the direct or indirect nature of the director’s, executive officer’s, or other related party’s interest in the transaction, and the ongoing nature of any proposed relationship and any other factors the Governance Committee deems relevant.

In any case where the Governance Committee or the General Counsel determines not to ratify a related party transaction that has been commenced without approval, the Governance Committee or the General Counsel, as appropriate, may direct additional actions including, but not limited to, immediate discontinuation or rescission of the transaction, or modification of the transaction to make it acceptable for ratification. The Governance Committee has authority to oversee our Related Party Transactions Policy and to amend it from time to time. In addition, the Governance Committee is responsible for annually reviewing the independence of each director and the appropriateness of any potential related party transaction and related issues. Our Related Party Transactions Policy is available on our website at www.gm.com/investor, under “Corporate Governance.”
In December 2014, we redeemed all 156.1 million outstanding shares of our Series A Preferred Stock from the VEBA Trust (140 million shares) and Canada Holdings (16.1 million shares) for an aggregate liquidation amount of $3.9 billion, including accumulated dividends. We recorded a loss for the difference between the carrying amount of the Series A Preferred Stock redeemed and the consideration paid, which reduced the Company's 2014 net income attributable to common stockholders by approximately $809 million. The redemption from the VEBA Trust and Canada Holdings was approved by the Board pursuant to the Company’s Related Party Transaction Policy.

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SECURITY OWNERSHIP INFORMATION
Security Ownership of Directors, Named Executive Officers, and Certain Others
The beneficial ownership as of April 1, 2015, of our Common Stock by each director, each nominee for election to the Board, each NEO, and all directors and executive officers as a group is shown in the following tables, as well as ownership of Deferred Share Units and Deferred Salary Stock Units. Each of the individuals listed in the following tables owns less than one percent of the outstanding shares of our Common Stock; all directors and officers as a group own less than one percent of the outstanding shares. The persons named have furnished this information to us. None of the shares shown in the following tables as beneficially owned by directors and executive officers was hedged or pledged as security for any obligation.
 Non-Employee Directors

Director	Shares of Common Stock Beneficially Owned	Deferred Share Units (1)
Joseph J. Ashton	—	2,587
Erroll B. Davis, Jr.	800	15,955
Stephen J. Girsky (2)	10,300	1,519
Linda R. Gooden	—	—
E. Neville Isdell	16,300	15,602
Joseph Jimenez, Jr.	330	—
Kathryn V. Marinello	800	28,241
Michael G. Mullen	—	5,760
James J. Mulva	—	17,356
Patricia F. Russo	800	14,123
Thomas M. Schoewe	7,645	11,286
Theodore M. Solso	5,000	17,356
Carol M. Stephenson	800	28,241

(1)	Deferred Share Units - Represents the unit equivalents of our Common Stock under the Director Compensation Plan described on page 27.

(2)
In addition, Mr. Girsky owns 106,343 vested and undelivered salary stock units acquired as part of his compensation during the period he was an employee of the Company. Salary stock units are denominated in stock units and will be delivered in cash or stock at his election pursuant to his delivery schedule.

Named Executive Officers and All Directors and Executive Officers as a Group

Name	Shares of Common Stock Beneficially Owned (1)	Deferred Salary Stock Units (2)
Mary T. Barra	67,655	74,398
Charles K. Stevens, III	27,128	1,352
Daniel Ammann	158,938	75,287
Mark L. Reuss	36,924	63,456
Michael P. Millikin	51,255	71,821
Karl-Thomas Neumann	—	36,141
Daniel F. Akerson	145,449	201,129
All Directors and Executive Officers as a Group (27 persons, including the foregoing)	563,042	852,877

(1)	Includes shares held directly by the executive officer as well as vested restricted stock, and excludes shares shown in the "Deferred Salary Stock Units" column.

(2)
Includes vested and undelivered salary stock units, which are denominated in stock units and will be delivered in cash or stock at the executive's election pursuant to their respective delivery schedules. The total includes Mr. Girsky's deferred salary stock units as described in footnote (2) of the above "Non-Employee Directors" table.

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Stock Ownership Information

Certain Beneficial Owners
The beneficial ownership as of April 1, 2015 of our Common Stock by each person or group of persons who is known to be the beneficial owner of more than five percent of our outstanding shares of Common Stock on a fully diluted basis is shown in the following table.

Name and Address of Beneficial Owner of Common Stock	Number of Shares	Percent of Outstanding Shares
UAW Retiree Medical Benefits Trust, as advised by its fiduciary and investment advisor Brock Fiduciary Services LLC (1) 200 Walker Street Detroit, MI 48207	140,150,000	8.7%

(1)
Brock Fiduciary Services LLC (“Brock Fiduciary”) is an independent fiduciary and investment adviser to the VEBA Trust and pursuant to an Independent Fiduciary Agreement, dated August 8, 2011, between Brock Fiduciary and the VEBA Trust, Brock Fiduciary has been given the power to vote and dispose of any GM securities held by the VEBA Trust, including any of our Common Stock. The address of Brock Fiduciary is 622 Third Avenue, Floor 12, New York, NY 10017.

Stockholders Agreement
Three of our stockholders-the UST, Canada Holdings, and the VEBA Trust-entered into a Stockholders Agreement with us (the “Stockholders Agreement”) under which at least two-thirds of the directors are required to be determined by our Board of Directors to be independent within the meaning of NYSE rules. The UST and Canada Holdings sold their remaining holdings of our Common Stock in December 2013 and April 2015, respectively, and are no longer subject to the terms of the Stockholders Agreement.
As long as the VEBA Trust holds at least 50 percent of the shares of our Common Stock it held on July 10, 2009, it has the right under the Stockholders Agreement to designate one nominee to our Board of Directors, subject to the consent of the UAW. Under this provision, the VEBA Trust designated Mr. Ashton, who was nominated by the Board as part of the slate of candidates it recommends for election at the annual meeting.
The Stockholders Agreement provides that the VEBA Trust will vote its shares of our Common Stock on each matter presented to the stockholders at the annual meeting in the same proportionate manner as the holders of our Common Stock, other than our directors and executive officers.
The VEBA Trust will be subject to the terms of the Stockholders Agreement until it beneficially owns less than two percent of the shares of our Common Stock then issued and outstanding.
Section 16(a) Beneficial Ownership Reporting Compliance
Federal securities laws require that our directors and executive officers and stockholders that own more than ten percent of our Common Stock report to the SEC and the Company certain changes in ownership and ownership information within specified periods. Based upon information furnished by these persons, we believe that all required filings for 2014 were made in a timely manner.

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
Business Overview
At General Motors, our goal is to build the world’s most valued automotive company for our stockholders. We strive to do this by:

•	Earning customers for life;

•	Growing our brands to inspire passion and loyalty;

•	Translating breakthrough technologies into vehicles and experiences that people love; and

•	Serving and improving the communities in which we live and work around the world.
We design our executive compensation program to drive the creation of long-term stockholder value by aligning the financial interests of our executives with those of our stockholders. We do this by designing compensation programs that attract, retain, and reward critical talent in a competitive market while tying compensation to the achievement of financial and operational goals that drive industry-leading returns.
Company Performance
In 2014, we continued to work towards our goal of building the world’s most valued automotive company for our stockholders. We demonstrated this through a number of accomplishments that align with our strategic priorities of earning customers for life, growing our brands, leading in technology and innovation, driving core efficiencies, and building a culture to win:

• Continued strong vehicle sales in the U.S. and China, with deliveries of 9.9 million units globally;
• Increased Opel/Vauxhall market share and sales growth in Europe for the second year in a row;
• Retained Chevrolet’s market leadership in South America;
• Increased Cadillac global sales by 5% with a 47% increase in China and announced plans to grow the Cadillac portfolio by the end of the decade;
• Launched the all-new Chevrolet Colorado, which was awarded 2015 Motor Trend Truck of the Year;
• Experienced record global Buick sales of 1.2 million units representing an increase of 13%;
• Introduced 4G LTE high-speed mobile broadband in North America;
• Secured over 800,000 OnStar subscribers in China;
• Realized savings in material costs and logistics in excess of $1 billion;
• Increased capacity utilization in Europe;
• Renewed our focus on vehicle safety and putting the customer at the center of everything we do following significant and irregular recall activity in 2014; and
• Continued contribution to solid earnings by GM Financial.
We ended the year with the following key financial results:

•	Achieved year-over-year revenue growth, with 2014 revenue of $155.9 billion;

•	Achieved EBIT-Adjusted of $6.5 billion including recall-related expenses and $9.3 billion excluding recall-related expenses;

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Executive Compensation

(1)
Refer to Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Reports on Form 10-K filed with the SEC for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

(2)	Excludes $2.8 billion of recall-related expenses.

•	Achieved Adjusted AFCF of $3.1 billion;

•	Earned a 15.4% ROIC including recall-related expenses and a 20.8% ROIC excluding recall-related expenses;

(1)
Refer to Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Reports on Form 10-K filed with the SEC for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

(2)	Refer to Appendix A for a reconciliation of this non-GAAP measure to its most directly comparable GAAP measure.

(3)	The exclusion of recall-related expenses increased ROIC by 5.4 percentage points.

•
Returned $1.9 billion to stockholders by instituting and declaring quarterly dividends of $0.30 per share in 2014, and on April 13, 2015, the GM Board of Directors declared a 20 percent increase to our quarterly dividend to 36 cents per share; and

•	Ended the year with a negative 12% TSR.

(1)	Assumes dividends are reinvested in Common Stock
While our TSR results did not meet our expectations, we believe we are on track to achieve the Company’s objectives, including creating long-term stockholder value by delivering on our medium- and long-term business objectives and commitments. These include maintaining a strong and flexible capital structure

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that is important for future product development and market expansion initiatives, while also maintaining protection from unexpected events and industry cycle trends.
Key Leadership Changes
On January 15, 2014, Mary T. Barra was elected CEO of General Motors by the Board of Directors to replace Daniel F. Akerson who stepped down as Chairman & CEO and then served as a Senior Advisor until he left the Company in July 2014. Ms. Barra had previously served as Executive Vice President, Global Product Development, Purchasing & Supply Chain and has extensive experience in manufacturing, product development, and various staff functions.
Effective January 15, 2014, Theodore M. Solso was elected to succeed Mr. Akerson as non-executive Chairman of our Board of Directors. The Board chose at this time to separate the roles of chairman and CEO.
Also effective January 15, 2014, Daniel Ammann was named President of the Company with responsibility for managing regional operations around the world, the global Cadillac and Chevrolet brand organizations, Corporate Development & Global Mergers and Acquisitions, and GM Financial. Charles K. Stevens, III was named Executive Vice President & Chief Financial Officer effective January 15, 2014, replacing Mr. Ammann. At the same time, Mr. Reuss was named Executive Vice President, Global Product Development, Purchasing & Supply Chain, replacing Ms. Barra.
Additionally, effective March 1, 2015, Craig B. Glidden was named Executive Vice President & General Counsel, succeeding Michael P. Millikin, who previously announced his plans to retire after 37 years of service. Mr. Millikin is serving as a Senior Advisor until his retirement date in July 2015 and will continue to provide consulting services to the Company through 2015.
Compensation Governance and Best Practices
Our compensation plans are founded on the governance features described below:

WHAT WE DO
✓	Provide short- and long-term incentive plans for executives that align with the interests of our stockholders
✓	Hold an annual stockholder advisory vote on executive compensation
✓	Maintain a Compensation Committee composed entirely of independent directors who regularly meet in executive session without management
✓	Impose stock ownership requirements for approximately 300 top senior executives
✓	Retain independent executive compensation consultants to the Compensation Committee
✓	Maintain a Securities Trading Policy that requires directors and executive officers to contact the GM Legal Staff prior to any sales or purchases of Common Stock
✓	Engage in investor outreach to obtain feedback regarding the Company’s compensation programs
✓
Require equity awards to have a double-trigger (requiring termination of employment following a change-in-control) to initiate protection provisions of outstanding awards in change-in-control situations

✓	Assess compensation risk annually when the Compensation Committee meets with the risk management organization

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WHAT WE DON’T DO
✗	Grant awards to executive officers that are not subject to clawback
✗	Provide gross-up payments to cover personal income taxes for executive benefits or excise taxes for severance benefits
✗	Allow directors or executives to engage in hedging or pledging of GM securities
✗	Reward executives for excessive, inappropriate, or unnecessary risk taking
✗	Provide golden parachutes
✗	Allow the repricing or backdating of equity awards
Investor Outreach Initiatives
Over the past 15 months, representatives of the Company held discussions with some of our largest investors. During discussions with investors, we received feedback on Company performance and compensation programs. The Company will continue to evaluate executive compensation programs to ensure a strong alignment with stockholders.

WHAT WE ARE HEARING	WHAT WE ARE DOING
• Aligned with interests of stockholders	• Majority of total compensation is equity based • Stock ownership guidelines for all senior executives
• Pay for Performance	• 2014 pay-for-performance structure includes: - Short-term, performance-driven incentive plan - PSUs - RSUs
• Long-term performance measures that create stockholder value	• 2014 PSUs measures are ROIC and a Global Market Share modifier
• Performance metrics aligned with the executive's sphere of influence	• Incentive plans have metrics which executives can directly impact: ROIC, EBIT, Automotive Free Cash Flow, Global Market Share and Quality
• Performance-based awards with a performance period greater than one year	• PSUs are measured over a three-year period beginning January 1, 2014
• Consider stock options	• Continue to evaluate equity vehicles to ensure desired performance results and alignment with stockholders
• Appropriate balance of time-based vesting awards	• Annual equity grants for NEOs and senior executives include only 25% time-based vesting awards
• Do not guarantee incentive payments	• Performance-based payouts are metric driven with no guarantees

2014 Compensation Programs
The focus on executing our strategic plans and performance towards achieving key business metrics is based on the efforts of our employees, particularly the members of our senior management team, many of whom either assumed new roles as discussed in the "Key Leadership Changes" section above or joined the Company in recent years.

2014 Fiscal Year NEOs
Mary T. Barra	Chief Executive Officer
Charles K. Stevens, III	Executive Vice President & Chief Financial Officer
Daniel Ammann	President and Former Executive Vice President & Chief Financial Officer
Mark L. Reuss	Executive Vice President, Global Product Development, Purchasing & Supply Chain
Michael P. Millikin(1)	Executive Vice President & General Counsel
Karl-Thomas Neumann	Executive Vice President & President, Europe Chairman of the Management Board of Opel Group GmbH
Daniel F. Akerson(1)	Former Chairman & Chief Executive Officer

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Executive Compensation

(1)
Effective March 1, 2015, Michael P. Millikin stepped down from his position of Executive Vice President & General Counsel having previously announced his plans to retire from General Motors after 37 years of service. Mr. Millikin is serving as a Senior Advisor until his retirement date in July 2015 and will continue to provide consulting services to the Company through 2015. On January 15, 2014, Daniel F. Akerson stepped down as Chairman & CEO of General Motors and then served as a Senior Advisor until he left the Company in July 2014.

During 2014, the compensation structure for our NEOs included the following core elements:

•	Base salary;

•	Short-term incentive plan;

•	Long-term performance stock units; and

•	Long-term restricted stock units.
We believe that linking pay to the achievement of both short- and long-term goals is an important cornerstone of executive engagement and supports the following objectives that foster the long-term success of the Company and create long-term value for stockholders:

•	Link individual and business performance to the long-term interests of our stockholders;

•	Maintain a critical line of sight between Company performance and individual rewards;

•	Support sound compensation policies and governance practices;

•	Mitigate business risk; and

•	Enhance our ability to attract, retain, and reward critical talent.
Performance-Based Compensation Structure
Our NEOs are focused on optimizing long-term financial returns for our stockholders through increasing profitability, putting the customer at the center of everything we do, growing the business, and driving innovation.
As such, following the UST’s sale of its remaining shares of Common Stock in December 2013 and after receiving stockholder approval at the 2014 annual meeting of stockholders of the STIP at 96 percent and the LTIP at 95 percent, we implemented a more appropriate performance-based compensation structure for our NEOs.
The revised structure incorporates both short- and long-term incentives established using financial and operational metrics for fiscal year 2014 and beyond. In addition to base salary, this structure, shown graphically below, includes an annual STIP award and a LTIP award comprised of both PSUs and RSUs to focus our executives on long-term Company performance.
For our CEO, Ms. Barra, 89 percent of the target compensation is pay-at-risk and 69 percent is linked to the performance of Common Stock. For our other NEOs, excluding our former CEO, on average 84 percent of the target compensation is pay-at-risk and 63 percent is linked to the performance of Common Stock.

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Executive Compensation

Short-Term Incentive Compensation
The STIP is an annual cash incentive award that aligns to our goal of creating the world’s most valued automotive company and may be earned based upon the Company’s achievement of annual financial goals, operational performance goals, and individual performance. The STIP rewards the NEOs for performance achieved during the plan year. Potential payouts under the STIP for Company performance range from 0 to 200 percent of target.
STIP awards are determined following completion of each plan year by adjusting each NEO's target incentive award opportunity to reflect Company achievement against the following equally-weighted performance measures: EBIT-Adjusted, Adjusted AFCF, Global Market Share, and Global Quality . Each NEO’s award is further adjusted based on the final assessment of individual performance.
Long-Term Incentive Compensation
NEO grants under the LTIP consist of PSUs and RSUs intended to align the financial interests of NEOs with the long-term interests of stockholders. Equity grants for 2014 were made to NEOs following stockholder approval of the LTIP at the 2014 annual meeting of stockholders. The structure for NEOs includes 75 percent PSUs and 25 percent RSUs.
The 2014-2016 PSUs are awarded based on evaluation of the Company’s results against the following performance measures: ROIC and Global Market Share over the three-year performance period. The PSU performance measures were chosen to foster both long-term growth and efficient use of capital. The Compensation Committee, based on input from their independent compensation consultants, believes that excelling in both ROIC and Global Market Share will create long-term value for stockholders. PSUs vest and are awarded and delivered following completion of the three-year performance period and may be awarded at a level between 0 to 200 percent of target based on actual Company results. RSUs vest ratably over the three-year period.

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Executive Compensation

2014 Target Compensation
After the key leadership changes discussed above, our target total direct compensation for each NEO (excluding Mr. Akerson) was as follows:

Name	Annual Base Salary ($)	STIP ($)	Target Total Cash Compensation ($)	LTIP		Target Total Direct Compensation(1) ($)
				PSUs ($)	RSUs ($)
Mary T. Barra	1,600,000	2,800,000	4,400,000	7,500,000	2,500,000	14,400,000
Charles K. Stevens, III	700,000	875,000	1,575,000	1,818,750	606,250	4,000,000
Daniel Ammann	1,000,000	1,250,000	2,250,000	3,412,500	1,137,500	6,800,000
Mark L. Reuss	850,000	1,062,500	1,912,500	2,915,625	971,875	5,800,000
Michael P. Millikin	700,000	875,000	1,575,000	1,593,750	531,250	3,700,000
Karl-Thomas Neumann(2)	800,000	1,000,000	1,800,000	2,025,000	675,000	4,500,000

(1)
When analyzing total direct compensation using benchmark data, Ms. Barra and Mr. Stevens were positioned below the median; Messrs. Ammann, Reuss, and Millikin were at the median; and Dr. Neumann was above the median, but in no case did the particular executive’s total direct compensation deviate significantly from the median.

(2)
The targeted total direct compensation for Dr. Neumann reflects the base salary and STIP in U.S. dollars based on exchange rates at the time of hire. Dr. Neumann receives a salary of €618,564 and an annual STIP target of €773,200.

CEO Realized Compensation
In 2014 as CEO, Ms. Barra’s realized compensation was $4,549,563. For year-end 2012, Ms. Barra was Senior Vice President, Global Product Development, and in 2013, she was Executive Vice President, Global Product Development, Purchasing & Supply Chain. Realized compensation below for Ms. Barra includes actual salary earned in each year, actual STIP payments, and equity awards that vested in the respective years.

Realized Compensation
$3,266,091
$3,591,168
$4,549,563
2012
2013
2014

**********

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Total Compensation Framework and Overview
The following discussion of our executive compensation plans and compensation decisions affecting our NEOs during the year ended December 31, 2014 is intended to enhance and provide a basis for understanding the information appearing in the tables beginning on page 52.
In 2014, the compensation provided to our senior executives was guided by six general principles:

•
Investor return - The compensation paid should align directly with the long-term interests of our stockholders and our executives should share in the market performance of Common Stock with our investors;

•	Performance-based compensation - A substantial portion of total compensation should be performance based over a relevant performance period;

•
Avoidance of incentives to take excessive risk - The compensation structure should avoid incentives to take unnecessary and excessive risk (e.g., should be paid over a period of time that takes into account the potential risk over the same time period);

•
Appropriate allocation of compensation components - The structure should appropriately allocate total compensation to fixed and variable pay elements resulting in an appropriate mix of short- and long-term pay elements;

•	Comparable structures and payments - Compensation structures and amounts should be competitive with those paid to persons in similar positions at similarly situated companies; and

•	Employee contribution - Compensation should reflect the individual employee’s contributions.
Transitioning to a Performance-Based Compensation Structure
Upon the UST’s sale of its remaining shares of Common Stock on December 9, 2013, the Company was no longer subject to the executive compensation restrictions that were required while under the Troubled Asset Relief Program ("TARP"). While under TARP, the Company was limited to providing the following pay elements to NEOs, which we believe did not follow a pay-for-performance approach to compensation:

•
Base Salary - NEOs received a base salary paid in cash that was permitted to exceed $500,000 per year only in limited and appropriate cases for which good cause was shown and approved by the Office of the Special Master of the UST (the "Special Master");

•
Salary Stock Units ("SSUs") - The majority of each NEO’s total annual compensation was generally comprised of SSUs the value of which was determined by the price of our Common Stock. The quarterly SSU grant was vested and non-forfeitable upon grant and began paying in equal installments over three years beginning on the first anniversary of the end of the quarter in which they were deemed to have been granted; and

•
TARP RSUs - Per TARP executive compensation restrictions, not more than one-third of the total annual compensation was comprised of TARP RSUs, which were granted at the end of the performance period based on annual business and financial performance and capped at the predetermined target level set by the Special Master at the beginning of the annual performance period. The TARP RSUs featured time-based vesting and settled upon vesting with two-thirds vesting and settling after the second anniversary date of the grant, and one-third vesting and settling after the third anniversary date of the grant. Settlement was contingent upon TARP repayment. Except in the case of disability or death, the executive will forfeit any unvested TARP RSUs if he or she does not remain with the Company for the required period following the grant.

In January 2014, we implemented our pay-for-performance approach to compensation and put in place a compensation structure that is appropriate for a company no longer limited by TARP restrictions. We believe the new pay-for-performance compensation structure works better to align the short- and long-term interests of our executives with those of our stockholders, allows the Company to recognize performance, and fosters a culture of ownership and accountability. This competitive structure will drive long-term stockholder value and is necessary to ensure the Company attracts, rewards, and retains the critical leadership and technical talent required to be successful.

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Each executive’s 2014 compensation was composed of the following pay elements:

•	Base Salary - NEOs are paid a market-competitive base salary that reflects each NEO's tenure, background, and contribution, as well as the knowledge and skills he or she brings to the role;

•
STIP - The STIP is an annual cash incentive plan. The STIP rewards each NEO based on the achievement of annual Company financial and operational performance goals and individual performance. Actual awards are determined based on the NEO’s target incentive award opportunity adjusted to reflect the Company’s achievement against performance measures (EBIT-Adjusted, Adjusted AFCF, Global Market Share, and Global Quality–all equally weighted) and further adjusted to reflect the final assessment of individual performance. The potential payout ranges from 0 to 200 percent of target, based on actual Company performance;

•
PSUs - PSUs are equity awards that are designed to align each NEO’s interests with the long-term interests of the Company and its stockholders. PSUs make up 75 percent of the overall equity grant to each NEO. PSUs can be earned at a level between 0 to 200 percent of target, based on the achievement of Company performance conditions relating to ROIC and Global Market Share over the three-year performance period beginning January 1, 2014. PSUs are awarded and delivered to each NEO following completion of the performance period; and

•
RSUs - RSUs are equity awards that make up 25 percent of the overall equity grant to each NEO. RSUs are time-based awards that vest ratably over a three-year period. This equity vehicle aligns the interests of NEOs with stockholders and helps to retain top talent.

The charts below demonstrate the shift from non-performance based guaranteed compensation under TARP in 2013 to a more appropriate performance-based compensation structure in 2014 with base salary being the only guaranteed pay element. Mr. Akerson, who was CEO in 2013, did not receive any performance-based TARP RSUs, due to the possibility of his retirement in which case the award would not vest. Per TARP rules, the maximum TARP RSU any NEO would have been eligible to receive was 33 percent of total direct compensation.

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Assessing Compensation Competitiveness
We generally target our total direct compensation levels to be at or near the market median of the comparator group of companies for our top executives as a group, while recognizing that individual total direct compensation may be positioned above or below the market median based on the specific responsibilities and experience of the individual. We do not limit our comparator group to our industry alone, because we believe it is important to understand the compensation practices for NEOs at other large U.S.-based multinationals as they impact our ability to attract and retain diverse talent around the globe and in some cases we compete for key talent with these companies. In addition, we utilize executive salary surveys conducted by third party independent consulting firms.
2014 Comparator Companies
In 2014, we used the same comparator group of 20 companies as used in 2012 and 2013. The selection was based on the following criteria:

•	Large Fortune 100 companies (2013 annual revenue from $30.9 billion to $211.7 billion, with median revenue of $59.9 billion);

•	Complex, capital intensive business operations, including significant research and development, design, engineering, and manufacturing functions with large numbers of employees;

•	Global enterprises; and

•	Broad representation across several industries of companies that produce products rather than provide services.

2014 Comparator Companies
3M Company	Hewlett-Packard Company
The Boeing Company	Honeywell International Inc.
Caterpillar Inc.	International Business Machines Corporation
Chevron Corporation	Johnson Controls Inc.
ConocoPhillips	Johnson & Johnson
Deere & Company	Lockheed Martin Corporation
The Dow Chemical Company	PepsiCo, Inc.
E.I. du Pont De Nemours & Company	Pfizer, Inc.
Ford Motor Company	The Procter & Gamble Company
General Electric Company	United Technologies Corporation

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How We Used Comparator Data to Plan Compensation
We utilized executive compensation surveys to benchmark relevant market data for executive positions. In addition, we benchmarked proxy statement disclosures of our comparator companies and adjusted this data appropriately for anticipated compensation growth. Further, we reviewed the competitive market position of each of our NEOs against the comparator companies and benchmarked positions from executive compensation surveys to target our compensation levels and pay mix at the market median.
2014 STIP Performance Measures for NEOs
As discussed above, each NEO had an opportunity to earn a 2014 STIP award based upon the achievement of annual financial and operational performance goals and individual performance. The Compensation Committee annually reviews and approves the goals to ensure rigor and overall linkage to stockholders through achievement of the business plan and strategic initiatives. The STIP also rewards the NEOs for Company and individual performance achieved during the plan year.
Actual STIP awards, if any, are determined following completion of each plan year by adjusting each NEO's target incentive award opportunity to reflect Company achievement against the following equally- weighted performance measures: EBIT-Adjusted, Adjusted AFCF, Global Market Share, and Global Quality. The NEO's award is further adjusted based on a final assessment of individual performance. The table below describes each STIP performance measure, its weighting, and the reason we include the performance measure in the STIP:

STIP Measure	Weight	Drives
EBIT-Adjusted	25%	Leadership focus on operating profit and driving strong profitability
Adjusted AFCF	25%	Leadership focus on driving strong cash flow in the business
Global Market Share	25%	Leadership focus on continuing to grow in the global marketplace
Global Quality	25%	Leadership focus on developing and marketing the highest quality products
The potential payouts for each performance measure range from 0 to 200 percent of target, based on actual Company performance with the threshold performance level being 50 percent of the STIP measure.
STIP targets for the 2014 performance period for each NEO were as follows:

Name	Base Salary	Target as % of Salary	Target Annual STIP
Mary T. Barra	$ 1,600,000	175%	$ 2,800,000
Charles K. Stevens, III	$ 700,000	125%	$ 875,000
Daniel Ammann	$ 1,000,000	125%	$ 1,250,000
Mark L. Reuss	$ 850,000	125%	$ 1,062,500
Michael P. Millikin	$ 700,000	125%	$ 875,500
Karl-Thomas Neumann(1)	€ 618,564	125%	€ 773,200
Daniel F. Akerson	$ 1,700,000	175%	$ 2,975,000

(1)	Dr. Neumann receives his base salary and STIP in Euros. Using the 2014 average exchange rate of €1 = $1.3291, his base salary was $822,133 and his STIP Target was $1,027,660.
2014-2016 LTIP Performance Measures for NEOs
As discussed above, each of our NEOs received 2014 equity grants consisting of 75 percent PSUs and 25 percent RSUs. PSUs, if any, will be awarded following completion of the three-year performance period beginning January 1, 2014 and are designed to align the interests of our executives with those of stockholders. The table below describes the PSU performance measures and the reason we include them in the LTIP:

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LTIP Measure	Drives
ROIC(1)	Leadership focus on making sound investments back into the Company that will generate strong returns for the Company
Global Market Share(2)	Leadership focus on continuing to grow in the global marketplace

(1)
The 3-year average ROIC target is 20% and performance shall be calculated using the GM average annual ROIC for calendar years 2014, 2015, and 2016, where ROIC is calculated as Total Company EBIT-Adjusted divided by Average Total Company Net Assets.  EBIT-Adjusted is defined as earnings excluding interest income, interest expense and income taxes as well as certain additional adjustments.  A discussion of EBIT-Adjusted, supplemental detail of all adjustments, and a reconciliation of GM’s automotive segments’ EBIT-Adjusted and GM Financial earnings before taxes-adjusted to Income before income taxes is disclosed in Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K.  Net Assets will be the four-quarter average for the year and will exclude all automotive income tax related accounts, automotive interest related accounts, fresh start accounting goodwill, automotive external debt (except capital leases) and automotive Pension and OPEB liabilities.

(2)
The 3-year average Global Market Share target range performance shall be calculated using the GM average annual global market share for calendar years 2014, 2015, and 2016 as reported by GM Global Sales Reporting and reflected in the Annual Reports on Form 10-K.

2014 Compensation Decisions and Performance
Base Salary
Upon exiting TARP, the Company was no longer subject to executive compensation restrictions imposed by the Special Master. While under TARP, salaries were generally limited to $500,000 unless approved by the Special Master.
When evaluating our pay mix and structure in 2014, we evaluated NEO's base salaries, taking into consideration each NEO's position with the Company and their responsibilities and experience; we reviewed our comparator company information for similar positions; and we reviewed the relative internal pay equity among our NEOs. Based on this evaluation, and as a result of the leadership changes discussed above, the following NEOs received base salary increases in 2014 to bring base compensation closer to our comparator peer group median. All increases were effective January 15, 2014 and approved by the Compensation Committee with the assistance of their independent compensation consultant, Compensation Advisory Partners ("CAP").

•	Mary T. Barra - Ms. Barra received an increase taking her base salary to $1,600,000 from $750,000 as a result of her promotion to Chief Executive Officer;

•	Charles K. Stevens, III - Mr. Stevens received an increase taking his base salary to $700,000 from $480,000 as a result of his promotion to Executive Vice President & Chief Financial Officer;

•	Daniel Ammann - Mr. Ammann received an increase taking his base salary to $1,000,000 from $750,000 as a result of his promotion to President;

•
Mark L. Reuss - Mr. Reuss received an increase taking his base salary to $850,000 from $750,000 as a result of his promotion to Executive Vice President, Global Product Development, Purchasing & Supply Chain;

•
Michael P. Millikin - Mr. Millikin received a competitive market adjustment taking his base salary to $700,000 from $495,000 based on a review of the benchmark data as the Company was no longer under TARP executive compensation restrictions imposed by the Special Master;

•	Karl-Thomas Neumann - Dr. Neumann did not receive a base salary increase in 2014; and

•	Daniel F. Akerson - Mr. Akerson did not receive a salary increase in 2014 as he announced his plans to retire from General Motors effective July 1, 2014.
2014 Short-Term Incentive Plan
The Company portion of the 2014 STIP award was calculated based on Company achievement against the following equally weighted performance measures: EBIT-Adjusted, Adjusted AFCF, Global Market Share, and Global Quality. Actual 2014 Company performance against the combined performance measures produced an overall payout of 74 percent based on the achievement of the following levels for each performance metric as determined by the Compensation Committee:

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STIP Measure	Weight	Threshold	Target	Maximum	Actual	Payout
EBIT-Adjusted ($B)	25%	$5.3	$9.0	$12.7	$6.5	17%
Adjusted AFCF ($B)	25%	$0.0	$3.6	$7.2	$3.1	23%
Global Market Share	25%	11.2%	11.7%	12.2%	11.4%	18%
Global Quality(1)	25%	Various Measures				16%
Overall	100%					74%

(1)
Global Quality measures for 2014 included: Customer Enthusiasm Index (10% Weight - Payout 50%), Loyalty (2.75% Weight - Payout 50%), 12 Months-In-Service Warranty Frequency (6.125% Weight - Payout 150%), and Warranty & Policy Expense (6.125% Weight - Payout 0%).

Individual performance may also impact STIP awards and each executive received the STIP award specified below, reflecting both Company and individual performance.

Name	Base Salary	STIP Target	Company Performance	Individual Performance	Final 2014 STIP
Mary T. Barra	$ 1,600,000	$ 2,800,000	74%	No Adjustments for Individual Performance in 2014	$ 2,072,000
Charles K. Stevens, III	$ 700,000	$ 875,000	74%		$ 647,500
Daniel Ammann	$ 1,000,000	$ 1,250,000	74%		$ 925,000
Mark L. Reuss	$ 850,000	$ 1,062,000	74%		$ 786,300
Michael P. Millikin	$ 700,000	$ 875,000	74%		$ 647,500
Karl-Thomas Neumann(1)	€ 618,564	€ 773,200	74%		€ 572,200
Daniel F. Akerson(2)	$ 1,700,000	$ 2,975,000	74%		$ 1,100,800

(1)
Dr. Neumann receives his base salary and STIP in Euros. Using the 2014 average exchange rate of €1 = $1.3291 his base salary was $822,133 and his STIP Target was $1,027,660. The final STIP award was $640,583 converted on date of payment using an exchange rate of €1 = $1.1195.

(2)	Mr. Akerson received a STIP award based on six months of service with the Company in 2014.
The Company would have achieved its financial goals on the core operating business despite headwinds in both Russia and South America absent the impact of significant and irregular recall activity in 2014. As such, Ms. Barra received approval from the Compensation Committee for an adjustment to short-term incentive compensation for executives. Ms. Barra neither sought nor did the Compensation Committee recommend an adjustment to the STIP awards for GM’s NEOs.
2014 - 2016 Long-Term Incentive Plan
As discussed above, stockholders approved the LTIP at the 2014 annual meeting of stockholders. Shortly following that meeting, each NEO was granted an equity award for 2014 under the LTIP. In 2014, each of our NEOs, with the exception of Mr. Akerson, received an equity award of which 75 percent of the value was in PSUs and 25 percent of the value was in RSUs. Both the PSUs and RSUs granted to NEOs under the LTIP had a grant date of June 11, 2014. PSU awards can be earned at a level between 0 and 200 percent of target based on actual Company performance against ROIC and Global Market Share. 2014 RSU awards vest ratably over a three-year period.
The independent compensation consultant, CAP, assisted the Compensation Committee in reviewing compensation recommendations. The Compensation Committee reviewed and approved final grant amounts. As described in the “2014 Grants of Plan Based Awards” table on page 55, the following NEOs received equity grants under the 2014 LTIP:

	PSUs		RSUs
Name	Units Granted	% of Total Units	Units Granted	% of Total Units	Total Units Granted
Mary T. Barra	207,642	75%	69,214	25%	276,856
Charles K. Stevens, III	50,353	75%	16,785	25%	67,138
Daniel Ammann	94,477	75%	31,493	25%	125,970
Mark L. Reuss	80,721	75%	26,907	25%	107,628
Michael P. Millikin	44,124	75%	14,708	25%	58,832
Karl-Thomas Neumann	56,064	75%	18,688	25%	74,752
Daniel F. Akerson	—	—	—	—	—

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Equity Awards Related to 2013 Performance
In 2014, some of our NEOs received RSU grants related to 2013 performance as we transitioned from granting equity only with time-based vesting at the end of a performance period. Because the grants occurred in February 2014, they are included in the total compensation for 2014. These grants were subject to the approval from the Special Master and were granted only if performance objectives were achieved and settled only if the employee continued to provide services to the Company as defined in the grant terms. The following NEOs received equity grants in 2014 for 2013 performance:

Name	TARP RSUs for 2013 Performance(1)	RSUs for 2013 Performance
Mary T. Barra	50,015	—
Charles K. Stevens, III	—	21,373
Daniel Ammann	50,015	—
Mark L. Reuss	44,299	—
Michael P. Millikin	—	—
Karl-Thomas Neumann	—	—
Daniel F. Akerson	—	—

(1)
NEOs who received TARP RSUs forfeited 25% of the TARP-related RSU grants as a result of the UST's sale of its remaining shares of Common Stock. Accordingly, 25% of the TARP-related grants awarded in 2014 for 2013 performance were subsequently forfeited for Ms. Barra (12,504 units), Mr. Ammann (12,504 units), and Mr. Reuss (11,075 units).

Retention Awards
In light of the key leadership changes in 2014 discussed above, the Compensation Committee authorized retention awards for three of our NEOs to ensure consistency of management during the leadership transition period. The following NEOs received retention awards during 2014:

•
Mark L. Reuss - Mr. Reuss received a retention award of 57,160 RSUs with a grant date market value of $2,012,032. The retention of Mr. Reuss is important as he oversees our Global Product Development, Purchasing & Supply Chain functions, which are significant to the success of General Motors. Retaining his knowledge and product experience during our leadership transition is critical as we redesign, develop, and launch key products in our portfolio over the next few years. The award for Mr. Reuss vests on the third anniversary of the grant date.

•
Michael P. Millikin - Mr. Millikin received a retention award of 58,191 RSUs with a grant date market value of $2,002,934. Mr. Millikin received the award to help ensure his continued employment through the end of 2014. Retaining Mr. Millikin’s expertise and counsel during the period of leadership team transition was critical to the Company’s overall operations given his extensive GM experience and expertise in both domestic and international operations. The award for Mr. Millikin vested on December 31, 2014.

•
Karl-Thomas Neumann - Dr. Neumann received a retention award of 27,587 RSUs with a grant date market value of $1,001,684. Dr. Neumann’s extensive background in the European automotive market has been instrumental in the significant progress he has made against long-term goals that will return the Opel Group to profitability. Retaining Dr. Neumann to continue in his leadership role is critical to the Company’s overall success. The award for Dr. Neumann vests on the third anniversary of the grant date.

Perquisites, Benefits, and Other Compensation
We provide perquisites, benefits, and other compensation to our NEOs that are consistent with market practices. The most significant perquisites, benefits, and other compensation provided to NEOs in 2014 are described below.

•
Personal Air Travel - Ms. Barra is prohibited by Company policy from commercial travel due to security-related reasons identified by an independent third-party security consultant. As a result, the Company pays the costs associated with the use of chartered aircraft for both business and domestic personal use. Ms. Barra is permitted guests for personal travel and she is charged imputed income for all passengers including herself at the U.S. Internal Revenue Service (the "IRS") Standard

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Industry Fair Level rates. Other NEOs may travel on chartered aircraft with prior approval from the CEO or General Counsel, and they are similarly charged imputed income for any personal travel.

•
Company Vehicle Programs - NEOs are eligible to participate in the Executive Company Vehicle Program and allowed to use evaluation vehicles on which they give product feedback about our products. Additionally, NEOs are eligible to use chauffeuring services provided by the Company pursuant to Company policies.

•	Financial Counseling - NEOs are eligible to receive financial counseling and estate planning services through approved providers.

•	Retirement Benefits - NEOs are eligible to participate in non-qualified supplemental retirement plans.
Compensation Policies and Governance Practices
Stock Ownership Requirements
In June 2014, upon stockholder approval of the STIP and LTIP, the Compensation Committee implemented stock ownership requirements for approximately 300 senior executives, including the NEOs, to more closely align the interests of executives with those of our stockholders. The stock ownership requirements provide senior executives a period of five years to acquire and hold Common Stock based on a multiple of their base salary at the latter of July 1, 2014 or the date they are first covered by the policy. Senior executives can meet the requirement by owning stock that meets or exceeds the value or share requirement. Below is the stock ownership requirement by level in the organization as well as ownership requirements for each of our NEOs.

Position	Ownership Requirement as a Multiple of Salary
CEO	6x
President and Executive Vice President	4x
Senior Vice President	3x
Senior Executive	1x

Name	Ownership Requirement	Value of Stock ($)	Shares of Stock (#)
Mary T. Barra	6x	9,600,000	264,390
Charles K. Stevens, III	4x	2,800,000	77,114
Daniel Ammann	4x	4,000,000	110,162
Mark L. Reuss	4x	3,400,000	93,638
Michael P. Millikin	4x	2,800,000	77,114
Karl-Thomas Neumann (1)	4x	3,359,485	92,523

(1)	Dr. Neumann’s stock ownership requirement was determined using this salary of €618,564 and converted using the 12-month trailing exchange rate on July 1, 2014 of €1 = $1.3578.
The share requirement to meet ownership guidelines was based on the 12-month trailing stock price from June 30, 2013 - June 30, 2014, which was $36.31 per share. As of December 31, 2014, all NEOs are on track to achieve stock ownership requirements by July 1, 2019.
Policy on Recoupment of Incentive Compensation
We have adopted a corporate policy regarding the recoupment of incentive compensation paid to executive officers in situations involving financial restatement due to employee fraud, negligence, or intentional misconduct. The "clawback" policy, which is posted on our website, www.gm.com/investor, under “Corporate Governance,” provides that if our Board or an appropriate Board committee determines that any bonus, retention award, or short- or long-term incentive compensation has been paid to any

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executive officer based on materially inaccurate misstatement of earnings, revenues, gains, or other criteria, the Board or Compensation Committee, in its discretion, will take such action as it deems necessary to recover the compensation paid, remedy the misconduct, and prevent its recurrence. For this purpose, a financial statement or performance metric will be treated as materially inaccurate with respect to any employee who knowingly engaged in providing inaccurate information or knowingly failed to timely correct information relating to those financial statements or performance metrics. We will continue to review our policy to assure that it is consistent with all legal requirements and in the best interests of the Company and its stockholders.
Securities Trading Policy
We maintain a securities trading policy that prohibits our employees from buying or selling GM securities when in possession of material non-public information, and any sales or purchases of Common Stock by directors and executive officers require specific prior notice to the GM Legal Staff.
Trading in GM derivatives (i.e., puts or calls) and engaging in short sales of GM securities are also prohibited, and no GM executive officer has pledged any shares of Common Stock. This policy is posted on our website, www.gm.com/investor, under “Corporate Governance.”
Tax Considerations
U.S. Internal Revenue Code (the "IRC") Section 162(m) generally disallows Federal tax deductions for compensation in excess of $1 million paid to the CEO and the next three of our highest paid officers (other than the Chief Financial Officer) whose compensation is required to be reported in the Summary Compensation Table of the proxy statement (‘‘Covered Executives’’). Certain performance-based compensation is not subject to this deduction limitation. Generally, we strive to maximize the tax deductibility of compensation arrangements. The Compensation Committee, however, retains discretion to award compensation that is not fully tax deductible if it deems this to be appropriate in designing compensation that will attract and retain talented executives in the highly competitive market for talent.
Compensation Committee and Consultant Independence
Our Compensation Committee is composed entirely of independent directors as determined by the Board under NYSE guidelines and as defined for various regulatory purposes. The Compensation Committee was assisted in its work by CAP from January to June of 2014 and transitioned to Farient Advisors ("Farient") in June of 2014. Both CAP and Farient are independent compensation consulting firms who take direction from and are solely responsible to the Compensation Committee. The Compensation Committee is also aided in its deliberations by legal counsel.
Under its charter, the Compensation Committee has the authority to engage outside consultants and advisors at the Company’s expense. Through June 2014, the Compensation Committee continued to retain the services of CAP to advise the Compensation Committee regarding compensation for the NEOs and certain other compensation-related matters. A representative of CAP attended all Compensation Committee meetings, either in person or via telephone conference, consulted with and advised the Compensation Committee members on executive compensation matters–including the form and amount of various pay elements–as needed, and developed and presented executive benchmarking data for the Compensation Committee’s use in its deliberations. CAP provided no services to the Company’s management.
In June 2014, the Compensation Committee elected to transition to Farient for independent executive compensation consulting services. Farient provided guidance to the Compensation Committee regarding compensation for the NEOs and certain other compensation related matters. A representative of Farient attended all Compensation Committee meetings in person or via telephone and consulted with the Compensation Committee members on executive compensation matters. Farient provided no services to the Company’s management.
The Compensation Committee annually reviews the performance and independence of its compensation consultant in accordance with applicable standards and no independence issues were identified with either CAP or Farient.

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Compensation Risk Assessment Process
During 2014, the Compensation Committee met with our Vice President, Controller and Chief Accounting Officer who oversees the risk management organization to review and discuss the impact of executive compensation programs on organizational risk. The Compensation Committee discussed compensation plans and reviewed risk mitigation features in each of the plans to evaluate with the assistance of risk management the overall impact that compensation programs have on organizational risk. The Compensation Committee determined that compensation programs have sufficient risk mitigation features in each of the plans that do not encourage or reward employees for taking excessive or unnecessary risk. The appropriate mix of short- and long-term incentive compensation rewards employees while balancing risks through the delayed payment of long-term awards.
As a result of the compensation risk review completed on December 8, 2014, the Compensation Committee determined that the overall risk of compensation programs exposing the organization to unnecessary or excessive risks that threatens the value of the Company is low.
Stockholder Say-on-Pay
The Compensation Committee seeks to assure stockholders that the Company’s executive compensation program is aligned with the interests of its stockholders.  In that regard, as part of its ongoing review of the Company’s executive compensation program, the Compensation Committee considered the results of the Say-on-Pay vote in 2014.  While the results of the vote, with nearly 97 percent of votes cast in favor, demonstrated overwhelming support for the Company’s executive compensation program, the Compensation Committee determined, based on the recommendation of management, input from its independent compensation consultant, and investor outreach initiatives, as well as its own evaluation of the TARP-related compensation programs, to approve a revised executive compensation program in 2014 with an increased focus on performance-based compensation and pay-at-risk.  The revised executive compensation program is intended to better align executive compensation with the short- and long-term goals of the business, as well as aligning the interests of executives with those of stockholders.

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2014 Summary Compensation Table

Name and Principal Position (1)(2)	Year	Salary ($)	Bonus ($)	Stock Awards (4)($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (5)($)	Change in Pension Value and NQ Deferred Compensation Earnings (6)($)	All Other Compensation (7)($)	Total ($)
Mary T. Barra	2014	1,567,803	—	11,760,567	—	2,072,000	349,926	412,532	16,162,828
Chief Executive Officer	2013	750,000	—	4,446,504	—	—	—	36,636	5,233,140
	2012	750,000	—	3,906,484	—	—	258,558	28,445	4,943,487
Charles K. Stevens, III	2014	691,667	—	3,177,354	—	647,500	265,201	113,110	4,894,832
Executive Vice President & Chief Financial Officer

Daniel Ammann(8)	2014	990,530	—	6,310,564	—	925,000	—	263,252	8,489,346
President and Former Executive Vice President & Chief Financial Officer	2013	750,000	—	4,481,562	—	—	—	28,475	5,260,037
	2012	750,000	—	4,007,056	—	—	—	31,810	4,788,866
Mark L. Reuss	2014	846,212	—	7,458,881	—	786,300	275,588	110,796	9,477,777
Executive Vice President, Global Product Development Purchasing & Supply Chain

Michael P. Millikin	2014	692,235	—	4,127,946	—	647,500	179,184	118,666	5,765,531
Executive Vice President & General Counsel

Karl-Thomas Neumann(3)	2014	822,133	—	3,701,727	—	640,583	83,216	21,767	5,269,426
Executive Vice President & President, Europe Chairman of the Management Board of Opel Group GmbH	2013	684,029	—	3,698,075	—	—	75,754	1,350,472	5,808,330

Daniel F. Akerson(8)	2014	850,000	—	—	—	1,100,800	—	148,453	2,099,253
Former Chairman & Chief Executive Officer	2013	1,700,000	—	7,302,206	—	—	—	66,270	9,068,476
	2012	1,700,000	—	9,332,659	—	—	—	70,149	11,102,808

(1)
Titles in the table reflect the NEO's positions as of December 31, 2014. On January 15, 2014, Mr. Akerson stepped down from his position as Chairman & CEO and then served as a Senior Advisor until he left the Company in July 2014. Ms. Barra was named CEO, replacing Mr. Akerson. At the same time, Mr. Ammann was appointed President and Mr. Stevens replaced Mr. Ammann as Executive Vice President & Chief Financial Officer.

(2)	Messrs. Stevens, Reuss, and Millikin were not NEOs in 2012 or 2013, and Dr. Neumann was not a NEO in 2012.

(3)
Dr. Neumann’s salary, which is paid in Euros, has been converted to U.S. dollars, applying an average foreign exchange rate for the period from January 1, 2014 to December 31, 2014 during which compensation was earned €1 = $1.3291.

(4)
Stock awards display the grant date fair market value and include TARP RSUs, RSUs, and PSUs at target. The maximum award for PSUs for the 2014 - 2016 performance period is 200% of grant, the value at the time of grant was $36.12 per share. The table below shows the maximum PSU grant and value based on the grant date value of $36.12 per share. Mr. Akerson did not receive any equity awards in 2014.

Name	Maximum PSU Grant (#)	Maximum PSU Grant Value ($)
Mary T. Barra	415,284	15,000,058
Charles K. Stevens, III	100,706	3,637,501
Daniel Ammann	188,954	6,825,018
Mark L. Reuss	161,442	5,831,285
Michael P. Millikin	88,248	3,187,518
Karl-Thomas Neumann	112,128	4,050,063

(5)
Each NEO was eligible for a payment under the STIP for 2014 performance. Based on Company performance each NEO received 74% of target. Mr. Akerson received a pro-rata STIP award for 2014. The payment for Dr. Neumann was made in Euros and converted using the exchange rate on the date of payment (February 27, 2015) which was €1 = $1.1195.

(6)
These amounts represent the actuarial change in the present value of the executive's accrued benefit for 2014 attributed to year-over-year variances in applicable discount rates, lump sum interest rate, mortality rates, and employer contributions to tax-qualified

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and non-qualified plans as described in the section entitled "Pension Benefits and Retirement Programs Applicable to Executive Officers" on page 56. The Company does not credit interest at above-market rates to any deferred accounts and no interest amounts are included in these totals.

(7)	Totals for amounts included as “All Other Compensation” are described in the table below.

(8)
Mr. Ammann and Mr. Akerson were eligible to participate only in qualified and non-qualified defined contribution plans offered by the Company based on their hire dates. As such, the 2012 and 2013 amounts previously under “change in pension value” have been adjusted to $0 and the total compensation decreased for Mr. Ammann in the amount of $1,844 in 2013 and $799 in 2012. The total compensation for Mr. Akerson decreased $2,883 in 2013, the 2012 amount for Mr. Akerson remained unchanged.

All Other Compensation

	M. T. Barra ($)	C. K. Stevens ($)	D. Ammann ($)	M. L. Reuss ($)	M. P. Millikin ($)	K. T. Neumann(5) ($)	D. F. Akerson ($)
Perquisites & Other Personal Benefits(1)	246,695	21,114	121,208	22,725	32,104	18,150	59,538
Employer Contributions to Savings Plans(2)	156,780	88,235	75,171	84,621	69,224	—	68,000
Life and Other Insurance Benefits(3)	6,382	3,761	1,789	3,450	17,338	3,617	20,377
Other(4)	2,675	—	65,084	—	—	—	538
Total All Other Compensation	412,532	113,110	263,252	110,796	118,666	21,767	148,453

(1)	See Perquisites and Other Personal Benefits table below for additional information.

(2)	Includes employer contributions to tax-qualified savings and retirement plans during 2014 in addition to employer contributions for non-qualified savings and retirement plans for NEOs during 2014.

(3)
Includes premiums paid by the Company for GVUL insurance for executives. Employees are responsible for any ordinary income taxes resulting from the cost of the GM-paid premiums. Amounts also include the Company's cost of premiums for providing personal accident insurance for members of the Board for Ms. Barra and Mr. Akerson, and executive physical evaluations for Dr. Neumann under the plan for Opel Management Board members.

(4)	Totals for Ms. Barra and Mr. Akerson include incremental costs for event tickets. Totals for Mr. Ammann include $65,084 for relocation costs incurred in 2014.

(5)
Totals for Dr. Neumann were converted to U.S. dollars, applying an average foreign exchange rate for the period from January 1, 2014 to December 31, 2014 during which compensation was earned €1 = $1.3291.

Perquisites and Other Personal Benefits

	M. T. Barra ($)	C. K. Stevens ($)	D. Ammann ($)	M. L. Reuss ($)	M. P. Millikin ($)	K.T. Neumann ($)	D.F. Akerson ($)
Personal Travel(1)	189,936	—	90,787	—	—	—	51,300
Security(2)	24,975	—	—	—	—	—	—
Company Vehicle Programs(3)	22,424	11,838	24,979	12,700	22,744	18,150	8,238
Financial Counseling(4)	9,360	9,276	5,442	10,025	9,360	—	—
Total All Other Compensation	246,695	21,114	121,208	22,725	32,104	18,150	59,538

(1)
Ms. Barra had $189,936 attributed to the use of charter aircraft for personal travel. Mr. Ammann had $68,250 attributed to the use of charter aircraft for personal travel, including a portion for his relocation. Additionally, Mr. Ammann had $22,537 in commercial air travel during his relocation to Detroit. Mr. Akerson has $51,300 attributed to the use of charter aircraft for personal travel.

(2)	Amounts include the actual costs of residential security systems maintenance and monitoring for Ms. Barra.

(3)
Company vehicle programs include the incremental cost of cars and drivers provided by the Company for various events and incremental costs to maintain the Executive Company Vehicle Program fleet. Participants in the program evaluate the vehicles they drive, thus providing feedback about our products. Participants are charged imputed income based on the value of the vehicle they choose to drive. Taxes assessed on imputed income are the responsibility of the participant. Mr. Akerson's vehicle was provided under the provisions of the vehicle program for the Board and is described on page 29.

(4)
Costs associated with financial counseling and estate planning services with approved providers. The amount for Mr. Reuss includes additional advisory services in connection with previous international assignments.

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2014 Grants of Plan Based Awards
TARP RSUs were awarded to Ms. Barra, Mr. Ammann, and Mr. Reuss on February 13, 2014 under the General Motors Company 2009 Long-Term Incentive Plan (the "2009 LTIP") based on the average of the high and low trading price of Common Stock on the NYSE on each grant date. Awards are subject to forfeiture until vested and settlement is conditioned upon the repayment of TARP obligations. On the second anniversary date of the grant, two-thirds of the awards will vest and settle ratably with each 25 percent of the TARP obligations that have been repaid. On the third anniversary date of the grant, one-third of the awards will vest and settle ratably with each 25 percent of the TARP obligations that have been repaid. In December 2013, the UST sold its remaining shares and subsequently determined that 25 percent of the outstanding shares remaining for TARP related RSU grants would be forfeited.
Mr. Stevens’ RSU grants received on February 13, 2014 were awarded under the 2009 LTIP based on the high and low trading price of Common Stock on the NYSE on the grant date. His RSUs were awarded based on his 2013 performance and are contingent on his continued service on each vesting date. The RSUs for 2013 performance awarded to Mr. Stevens are not conditioned upon repayment of GM’s TARP obligations. For Mr. Stevens’ first grant of 17,148 shares, two-thirds of the award will vest on the second anniversary of the grant date and the final one-third will vest on the third anniversary of the grant date. The second grant of 4,225 shares vested on the first anniversary of the grant date.
RSUs for retention purposes were awarded to Mr. Reuss (57,160 units granted on February 13, 2014), Mr. Millikin (58,191 units granted on March 31, 2014), and Dr. Neumann (27,587 units granted on February 18, 2014). Each RSU award was subject to continued employment. Mr. Reuss’ RSU grant vests on the third anniversary of the grant date, Mr. Millikin’s RSU grant vested on December 31, 2014, and Dr. Neumann’s RSU vests on the third anniversary of the grant date.
As part of the transition to a performance-based compensation approach, grants were made to each NEO with the exception of Mr. Akerson under the 2014 LTIP once the Company received stockholder approval at last year's annual meeting. Grants consisted of PSUs and RSUs for each NEO. PSUs, which vest and deliver at the end of the performance period, will be earned at a level between 0 to 200 percent of target. PSUs are based on the achievement of performance conditions relating to ROIC and Global Market Share over a three-year performance period from January 1, 2014 to December 31, 2016. The RSUs will vest ratably over the three-year period.

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				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Award Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mary T. Barra	STIP	1/13/2014	1/13/2014	350,000	2,800,000	5,600,000
	TARP RSU	2/13/2014	1/13/2014					50,015	50,015				1,760,528
	RSU	6/11/2014	6/10/2014							69,214			2,500,010
	PSU	6/11/2014	6/10/2014				51,911	207,642	415,284				7,500,029
Charles K. Stevens, III	STIP	1/13/2014	1/13/2014	109,375	875,000	1,750,000
	RSU	2/13/2014	1/13/2014							17,148			603,610
	RSU	2/13/2014	1/13/2014							4,225			148,720
	RSU	6/11/2014	6/10/2014							16,785			606,274
	PSU	6/11/2014	6/10/2014				12,588	50,353	100,706				1,818,750
Daniel Ammann	STIP	1/13/2014	1/13/2014	156,250	1,250,000	2,500,000
	TARP RSU	2/13/2014	1/13/2014					50,015	50,015				1,760,528
	RSU	6/11/2014	6/10/2014							31,493			1,137,527
	PSU	6/11/2014	6/10/2014				23,619	94,477	188,954				3,412,509
Mark L. Reuss	STIP	1/13/2014	1/13/2014	132,813	1,062,500	2,125,000
	TARP RSU	2/13/2014	1/13/2014					44,299	44,299				1,559,325
	RSU	2/13/2014	1/13/2014							57,160			2,012,032
	RSU	6/11/2014	6/10/2014							26,907			971,881
	PSU	6/11/2014	6/10/2014				20,180	80,721	161,442				2,915,643
Michael P. Millikin	STIP	1/13/2014	1/13/2014	109,375	875,000	1,750,000
	RSU	3/31/2014	3/10/2014							58,191			2,002,934
	RSU	6/11/2014	6/10/2014							14,708			531,253
	PSU	6/11/2014	6/10/2014				11,031	44,124	88,248				1,593,759
Karl-Thomas Neumann(2)	STIP	1/13/2014	1/13/2014	128,458	1,027,660	2,055,320
	RSU	2/18/2014	1/13/2014							27,587			1,001,684
	RSU	6/11/2014	6/10/2014							18,688			675,011
	PSU	6/11/2014	6/10/2014				14,016	56,064	112,128				2,025,032
Daniel F. Akerson	STIP	1/13/2014	1/13/2014	371,875	2,975,000	5,950,000

(1)
Pursuant to the terms of the 2009 LTIP, the value used to determine the number of all RSUs granted on February 13, 2014 was $34.99 based on the average of the high and low trading price of Common Stock on the NYSE on the grant date. However, the grant date fair value shown here is based on the closing price of Common Stock on the grant date ($35.20) consistent with accounting practice and the valuation assumptions used in measuring expense in Note 23 of the Consolidated Financial Statements in our 2014 Annual Report on Form 10-K. Dr. Neumann’s RSUs were granted on February 18, 2014 based on the high and low trading price of Common Stock on the NYSE on the grant date ($36.25). However, the grant date fair value shown here is based on the closing price of Common Stock on the grant date ($36.31). Mr. Millikin’s RSUs were granted on March 31, 2014 based on the high and low trading price of Common Stock on the NYSE on the grant date ($34.37). However, the grant date fair value shown here is based on the closing price of Common Stock on the grant date ($34.42) consistent with accounting practices noted above. All other grants were made under the 2014 LTIP and used the grant date fair value, based on the closing price, to determine shares.

(2)
Dr. Neumann’s target STIP amount was converted from Euros to U.S. dollars, applying an average foreign exchange rate for the period from January 1, 2014 to December 31, 2014 during which compensation was earned, €1 = $1.3291.

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Outstanding Equity Awards at Fiscal Year-End 2014

	Stock Awards (1)(2)
Name	Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mary T. Barra	69,214	2,416,261	302,744	10,568,793
Charles K. Stevens, III	66,000	2,304,060	50,353	1,757,823
Daniel Ammann	31,493	1,099,421	190,962	6,666,483
Mark L. Reuss	84,067	2,934,779	163,766	5,717,071
Michael P. Millikin	14,708	513,456	44,124	1,540,369
Karl-Thomas Neumann	73,186	2,554,923	56,064	1,957,194
Daniel F. Akerson	—	—	19,062	665,454

(1)	The awards are valued based on the closing price of Common Stock on the NYSE on December 31, 2014 which was $34.91.

(2)
All NEOs who received TARP RSUs forfeited 25% of the of the TARP related RSU grants as a result of the UST's sale of its remaining shares of Common Stock. Accordingly, 25% of the TARP related grants awarded in 2014 for 2013 performance were subsequently forfeited as follows for Ms. Barra (12,504), Mr. Ammann (12,504), and Mr. Reuss (11,075).

(3)	Includes RSU awards.

(4)	Includes PSUs and TARP RSU awards.
2014 Option Exercises and Stock Vested(1)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Mary T. Barra	26,687	909,760
Charles K. Stevens, III	18,831	653,757
Daniel Ammann	26,687	909,760
Mark L. Reuss	38,144	1,313,238
Michael P. Millikin	72,049	2,515,092
Karl-Thomas Neumann	26,911	974,178
Daniel F. Akerson	51,983	1,783,325

(1)	We do not currently have stock options.

(2)	We computed the aggregate dollar value realized on vesting by multiplying the number of shares of stock vested by the closing price of Common Stock on the NYSE on the vesting date.
Pension Benefits and Retirement Programs Applicable to Executive Officers
Pension benefits for most of our U.S. executives may be from both tax-qualified plans that are subject to the requirements of the Employee Retirement Income Security Act (“ERISA”) and from a non-qualified plan that provides supplemental benefits. We assumed both types of plans from General Motors Corporation. Tax-qualified benefits are pre-funded and paid out of either the trust assets of the General Motors Salaried Retirement Program (the “SRP”), the General Motors Retirement Savings Plan for Salaried Employees in the United States (the “RSP”), or both. Non-qualified benefits under the General Motors Executive Retirement Plan (the “ERP”) are not pre-funded and are paid out of our general assets. The ERP provides benefits under both Defined Contribution (“DC”) and Defined Benefit (“DB”) formulas. Benefit accruals and Company contributions under the ERP were suspended for NEOs and certain most highly compensated employees pursuant to TARP regulations, and they were reinstated effective December 16, 2013.
U.S. executive employees must be at least age 55 with a minimum of ten years of eligibility service to be vested in benefits accrued prior to October 1, 2012 in the ERP. Benefits accrued in the ERP on and after October 1, 2012 are subject to three-year vesting.
For service rendered January 1, 2007 through September 30, 2012, non-qualified retirement benefits for executive employees were determined under one of two methods (a DC formula or a DB formula), depending on an executive’s length of service date. For executives with a length of service date prior to January 1, 2001, a total benefit accrued (SRP plus DB ERP) equal to 1.25 percent of monthly base salary and annual

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incentive awards under the 2009 General Motors Company Short-Term Incentive Plan (the "2009 STIP") and predecessor plans. For executives with a length of service date on or after January 1, 2001, total contributions (RSP plus DC ERP) accrued equal to four percent of monthly base salary and annual incentive awards. For both formulae, benefits calculated on base salary and annual incentive awards below the applicable IRS limits accrued in the appropriate qualified plan (SRP or RSP) according to length of service date. For both formulae, benefits calculated on base salary and annual incentive awards above the applicable IRS limits accrued in the ERP.
Effective September 30, 2012, pension accruals under the 1.25 percent SRP and DB ERP formulas described above were frozen, and qualified and non-qualified retirement benefits have been replaced for future service, effective October 1, 2012, with a defined contribution formula (four percent or six percent of monthly base salary and annual incentive awards depending on an employee’s length of service date) subject to the IRS limits noted above for tax-qualified plans.
Upon retirement, executives will have all vested non-qualified retirement benefits accrued prior to October 1, 2012, paid as a five-year annuity. Any non-qualified benefits accrued and vested on or after October 1, 2012 will be paid as a lump sum upon retirement. The interest rate used in determining the non-qualified five-year annuity retirement benefits referenced above is the average of the 30-year U.S. Treasury Securities Rate for the month of July and is determined annually. This annual interest rate is then effective for retirements commencing October 1 through September 30 of the succeeding year. In the event of death, an executive’s surviving spouse may be eligible for benefits under the ERP.
Adam Opel AG in Germany offers a cash balance pension plan. Participants hired after 2006 accrue “pension elements” each year. The pension element equals a “pay credit” multiplied by an “age factor.” The pay credit is 1.75 percent times annual income for the year, plus 10.5 percent times the portion of the annual income in excess of the social security threshold for the year. The age factor is designed to accumulate the pay credit with interest to age 60 and ranges from 4.0 for the youngest employees to 1.0 for the oldest. Between age 60 and retirement, in addition to pension elements continuing to accrue, the accumulated pension elements are increased at the minimum guaranteed rate of interest application for German life insurance contracts, currently 1.75 percent. The normal retirement benefit age is 63. Upon termination, the vested benefit is based on the accrued balance, but participants must wait until normal retirement benefit age before commencing benefits. Full vesting is provided after five years of service and 25 years of age. The normal form of payment is 12 annual installments. Payments in six installments, a lump sum, or a lifelong annuity are available, but subject to Company consent.
Pension Benefits

Name	Plan Name	Number of Years of Eligible Credited Service as of December 31, 2014(1)	Present Value of Accumulated Benefits(2)(3) ($)	Payments During Last Fiscal Year ($)
Mary T. Barra	SRP	32.3	952,919	—
	ERP	32.3	860,014	—
Charles K. Stevens, III	SRP	35.5	1,043,721	—
	ERP	35.5	389,725	—
Daniel Ammann(4)		—	—	—
Mark L. Reuss	SRP	27.8	771,072	—
	ERP	27.8	536,281	—
Michael P. Millikin	SRP	37.5	1,619,084	—
	ERP	37.5	2,124,904	—
Karl-Thomas Neumann	OPEL	1.8	158,958	—
Daniel F. Akerson (4)		—	—	—

(1)	Eligible service recognizes credited service under the frozen qualified SRP, in addition to future service to determine retirement eligibility.

(2)
The present value of the SRP benefit amount shown takes into consideration the ability to elect a joint and survivor annuity form of payment. For SRP and ERP benefits, the present value represents the value of the benefit payable at age 60 (or immediately if over age 60). Benefits and present values reflect the provisions of the SRP and ERP as of December 31, 2014. Present values shown here are based on the mortality and discount rate assumptions used in the December 31, 2014 Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 715, “Compensation-Retirement Benefits” except

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where needed to meet proxy statement requirements. The discount rates used for the SRP are 4.06 percent for calculations as of December 31, 2014. The discount rates used for the ERP are 3.44 percent for calculations as of December 31, 2014.

(3)
The present value of the Opel benefit represents the value of the benefit accrued through December 31, 2014 and payable at age 63. The benefit and present value reflect the provisions of the Opel plan as of December 31, 2014. The present value shown here is based on the mortality and discount rate assumptions used in the December 31, 2014 FASB ASC Section 715, “Compensation-Retirement Benefits” except where needed to meet proxy statement requirements. The discount rate used for the Opel plan is 2.6 percent for calculations as of December 31, 2014.

(4)	Mr. Ammann and Mr. Akerson are only eligible to participate in qualified and non-qualified defined contribution plans offered by the Company.
2014 Nonqualified Deferred Compensation Plans
We maintain certain deferred compensation programs and arrangements for executives, including the NEOs.
The DC ERP, allows for the equalization of benefits for highly compensated salaried employees under the RSP when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of ERISA, as amended, and Section 401(a)(17) and 415 of the IRC, as amended. The DC ERP is maintained as an unfunded plan and we bear all expenses for administration of the plan and payment of amounts to participants.
Aggregate account balances disclosed below include both vested and unvested contributions by GM. Contributions made prior to 2007 were vested immediately. Contributions made between January 1, 2007 and September 30, 2012 vest when the participant attains age 55 with ten years of service. Contributions made on October 1, 2012 and later vest when the participant attains three years of service, regardless of age.
Salary Stock Plan - NEOs received a portion of their total annual compensation in the form of SSUs, which were granted each quarter while the Company was under TARP. SSUs are non-forfeitable and become deliverable quarterly in three equal installments at each of the first, second, and third anniversaries of the grant date. No SSUs were granted in 2014 as the Company exited TARP.
The table below reflects December 31, 2014 balances for the various nonqualified deferred compensation plans, including vested but unpaid SSUs, based on the closing price of Common Stock ($34.91) and any contributions, earnings, and withdrawals during the year.

Name	Plan	Executive Contributions in the Last Fiscal Year	Registrant Contributions in the Last Fiscal Year(1) ($)	Aggregate Earnings in the Last Fiscal Year(2)($)	Aggregate Withdrawals and Distributions(3)($)	Aggregate Balance at 2014 Fiscal Year End ($)
Mary T. Barra	SSU	—	—	(1,127,868)	(3,155,476)	3,188,959
	DC ERP	—	138,341	9,113	—	195,877
Charles K. Stevens, III	SSU	—	—	(17,813)	(42,401)	58,963
	DC ERP	—	75,818	2,494	—	90,337
Daniel Ammann	SSU	—	—	(1,144,692)	(3,204,381)	3,235,214
	DC ERP	—	56,971	1,126	—	64,649
Mark L. Reuss	SSU	—	—	(950,765)	(2,625,815)	2,727,414
	DC ERP	—	58,621	1,372	—	70,928
Michael P. Millikin	SSU	—	—	(1,095,884)	(1,095,884)	3,077,701
	DC ERP	—	43,750	1,190	—	69,788
Karl-Thomas Neumann	SSU	—	—	(384,083)	(726,735)	1,468,978

Daniel F. Akerson	SSU	—	—	(3,070,920)	(8,594,192)	8,685,817
	DC ERP	—	47,200	1,736	(54,585)	—

(1)	No SSUs were granted in 2014, as the Company was no longer under TARP.

(2)
Earnings that may be included in the “Aggregate Earnings in the Last Fiscal Year” column are not reported in the “Change in Pension Value and Non-qualified Deferred Compensation” totals and footnote 6 included in the “2014 Summary Compensation Table” on page 52, because we do not pay above-market earnings on U.S. deferred compensation.

(3)	Payments of SSUs granted on various dates and at various share prices were made to each of the NEOs pursuant to TARP restrictions.

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Potential Payments Upon Termination or Change in Control
The Company does not maintain individual employment agreements with any U.S.-based NEO that provides guaranteed payments in the event of a termination of employment or change in control. In the event that a U.S. NEO’s position with the Company is eliminated, including the elimination of the NEO’s position as a result of a change in control, the NEO would be eligible for severance pay under the GM Executive Severance Program. Dr. Neumann has an employment agreement that requires the Company provide a notice period of 12 months unless there is a termination for cause event.
The table below shows the potential payments to each NEO assuming a termination of employment on December 31, 2014 due to each of the following: voluntary separation or termination for cause; mutual separation; full career status retirement; disability; death; and change in control with termination of employment. Each of the separation events is described in more detail below. These provisions are generally applicable to participants in each of the applicable plans and they are not reserved only for NEOs. The payments below are in addition to the present value of the accumulated benefits from each NEOs qualified and non-qualified pension plans shown in the Pension Benefits Table on page 58, and the aggregate balance due to each NEO that is shown in the Nonqualified Deferred Compensation Table on page 58.
For purposes of the following table, the Company describes these terminations and potential payments:

•
Voluntary Separation or Termination for Cause - A voluntary separation occurs when an executive voluntarily terminates employment with the Company. A termination for cause occurs where an executive is dismissed from employment by the Company for cause which is considered to include, but is not limited to, the executive’s gross negligence, willful misconduct, or violation of state or federal securities laws. Under each of these scenarios, executives generally forfeit all outstanding equity awards and are not eligible for any award or payment under the STIP. Full career status voluntary separations receive different treatment as discussed below.

•
Mutual Separation - A mutual separation occurs when the Company and an executive agree to mutually end the employment relationship, reflected in a mutually agreed separation agreement or program. Under a mutual separation, an executive may be eligible to receive severance pay from the Company. An executive will forfeit all outstanding equity awards and will not be eligible for any award or payment under the STIP if the executive enters into a mutual separation with the Company.

•
Full Career Status Retirement - A full career status retirement occurs when an executive reaches the age of 55 with ten or more years of continuous service or age 62 or older and the executive voluntarily separates from the Company. If an executive enters into a separation or severance agreement, they cannot also elect full career status retirement. In the event of full career status retirement, the executive is generally eligible for a prorated STIP award based on months of active service in the performance year as of their termination date and once final performance has been determined. RSUs granted within one year prior to the date of retirement are prorated based on months of active service prior to the date of termination. RSUs granted more than one year prior to the date of retirement continue to vest in accordance with their vesting schedule. PSUs granted within one year prior to the date of retirement are prorated based on months of active service prior to the date of termination and will be adjusted for final corporate performance against the performance measures contained in the awards; such awards will be payable following approval of such performance. PSUs granted more than one year prior to the date of retirement will remain outstanding until the end of the performance period at which time they will be adjusted for final corporate performance and be settled following approval of such performance. As of December 31, 2014, only Messrs. Stevens and Millikin were eligible for full career status retirement. Mr. Akerson retired on July 1, 2014.

•
Disability - Disability occurs when an executive terminates employment by reason of their inability to engage in any gainful activity due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Executives are eligible for a full-year STIP award related to the year in which termination occurs once final performance has been determined. Unvested RSUs and TARP RSUs continue to vest according to their vesting schedule. Unvested PSUs vest immediately upon such termination and will remain outstanding until the end of the performance period at which time they will be adjusted for final corporate performance and be settled following approval of such performance.

59	2015 Proxy Statement

Executive Compensation

•
Death - Following the death of an executive, the beneficiary of the executive will be eligible to receive the target STIP award subject to adjustment for final corporate and individual performance following determination of the final award. RSUs immediately vest in full and are settled within 90 days of death. PSUs vest immediately upon death, and will remain outstanding until the end of the performance period at which time they will be adjusted for final corporate performance and be settled following approval of such performance. TARP RSUs are prorated for months of active service and settled as soon as possible.

•
Change in Control - In the event of a termination of employment resulting from a change in control, an executive will be eligible for severance under the GM Executive Severance Program that provides an executive salary continuation based on service with the Company. Executives are also eligible for a STIP award prorated at target based on months of active service in the performance year as of their termination date and the STIP award for the prior year, if such award has been determined but not paid. If the STIP award for the prior year has not been determined, the award shall be determined at target and paid. All RSU awards will generally vest and become payable immediately prior to the change in control. For PSUs, the performance period will end immediately prior to the change in control and awards will be determined based on actual performance and converted to a time-based award. TARP RSU awards are not subject to change in control provisions and unvested awards are forfeited.

Name	Compensation Element (1)(2)(3)	Voluntary Separation or Termination for Cause ($)	Mutual Separation ($)	Full Career Status Retirement ($)	Disability ($)	Death ($)	Change in Control with Termination ($)
Mary T. Barra	Cash	—	1,333,333	—	—	—	1,600,000
	STIP	—	—	—	2,072,000	2,072,000	2,800,000
	LTIP	—	—	—	12,985,054	11,449,079	9,665,043
	Total	—	1,333,333	—	15,057,054	13,521,079	14,065,043
Charles K. Stevens, III	Cash	—	583,333	—	—	—	700,000
	STIP	—	—	647,500	647,500	647,500	875,000
	LTIP	—	—	1,743,623	4,061,883	3,333,514	4,061,883
	Total	—	583,333	2,391,123	4,709,383	3,981,014	5,636,883
Daniel Ammann	Cash	—	166,667	—	—	—	166,667
	STIP	—	—	—	925,000	925,000	1,250,000
	LTIP	—	—	—	7,765,904	6,211,153	4,397,613
	Total	—	166,667	—	8,690,904	7,136,153	5,814,280
Mark L. Reuss	Cash	—	708,333	—	—	—	850,000
	STIP	—	—	—	786,300	786,300	1,062,500
	LTIP	—	—	—	8,651,850	7,299,237	5,752,749
	Total	—	708,333	—	9,438,150	8,085,537	7,665,249
Michael P. Millikin	Cash	—	583,333	—	—	—	700,000
	STIP	—	—	647,500	647,500	647,500	875,000
	LTIP	—	—	670,346	2,053,825	2,053,825	2,053,825
	Total	—	583,333	1,317,846	2,701,325	2,701,325	3,628,825
Karl-Thomas Neumann(4)	Cash	—	—	—	743,568	186,498	—
	STIP	—	—	—	640,583	640,583	936,363
	LTIP	—	—	—	4,512,118	4,512,118	4,512,118
	Total	—	—	—	5,896,269	5,339,199	5,448,481
Daniel F. Akerson(5)	Cash	—	—	—	—	—	—
	STIP	—	—	1,100,800	—	—	—
	LTIP	—	—	—	—	—	—
	Total	—	—	1,100,800	—	—	—

(1)
Cash amounts shown for Mutual Separation are payable under the GM Mutual Separation Policy. The cash payment is equal to 50% of each NEO’s monthly base salary for each year of service (maximum payment is equal to 10 months of pay). Cash amounts shown for Change in Control with Termination are payable under the GM Executive Severance Program. The cash payment is equal to 50% of each NEO’s monthly base salary for each year of service (maximum payment is equal to 12 months of pay). There are no cash payments due upon Full Career Status Retirement, Disability, or Death.

(2)
STIP amounts shown are payable under the 2014 Short-Term Incentive Plan. STIP values shown for Full Career Status Retirement, Disability and Death are based on the actual full-year performance at the overall corporate achievement. STIP amounts shown for Change in Control with Termination reflect target-level performance. Executives forfeit STIP awards for Voluntary Separation or Termination for Cause and Mutual Separation.

(3)	LTIP amounts reflect the value of unvested RSU and PSU awards that vest upon termination. The value of the awards is based on GM’s closing stock price on December 31, 2014 of $34.91.

(4)
Per the terms of Dr. Neumann’s employment agreement, he would be eligible to receive €614,000 payable in the event of a disability and €154,000 payable in the event of a death as part of the insurance plan provided to Opel Management Board Members.

60	2015 Proxy Statement

Executive Compensation

Using the exchange rate on December 31, 2014 of €1 = $1.2110 the amounts were $743,568 for disability and $186,498 for death. For STIP payments under death and disability the exchange rate used was €1 = $1.1195.

(5)	Mr. Akerson retired on July 1, 2014 and the table reflects only a termination based on his retirement on that date.
Employment Agreements
The Company has no employment agreements with any of the U.S.-based NEOs. The Company entered into a new employment agreement with Dr. Neumann on August 1, 2014. Our employment agreement with Dr. Neumann provided an annual cash base salary as described above and participation in benefit plans available to all executives in Germany. Dr. Neumann will also participate in both the STIP and LTIP as described above.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") and, based on that review and discussion, has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference in the GM 2014 Annual Report on Form 10-K.
Following the UST selling its remaining shares of Common Stock, the Company exited TARP and the Compensation Committee, consistent with its charter responsibilities, ensured the Company’s performance-based compensation policies and practices supported the successful recruitment, development, and retention of executive talent in order to achieve the Company’s business objectives and optimize long-term financial returns for our stockholders.
Further, the Compensation Committee reviewed the incentive compensation plans for all employees with the Vice President, Controller and Chief Accounting Officer to ensure that incentive compensation does not encourage employees to take unnecessary and excessive risks that may threaten the value of the Company.
Compensation Committee
E. Neville Isdell (Chair)
James J. Mulva
Patricia F. Russo
Carol M. Stephenson

61	2015 Proxy Statement

Audit Committee Report and Fees

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference in this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed thereunder.
Audit Committee Report
The Audit Committee of the General Motors Board of Directors is a standing committee composed of six directors who meet the independence, financial expertise, and other qualification requirements of the NYSE and applicable securities laws. It operates under a written charter adopted by the Committee and approved by the Board of Directors, which is posted on our website at www.gm.com/investor, under “Corporate Governance.” The members of the Committee are Thomas M. Schoewe (Chair), Erroll B. Davis, Jr., Linda R. Gooden, E. Neville Isdell, Kathryn V. Marinello, and Michael G. Mullen. The Board has determined that Mr. Schoewe, Mr. Davis, and Ms. Marinello qualify as “audit committee financial experts” as defined by the SEC’s regulations. The Committee annually selects the Company’s independent registered public accounting firm.
Management is responsible for the Company’s internal control and the financial reporting process and has delivered its opinion on the strength of controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and opining on the effectiveness of those controls in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing their reports thereon. As provided in its charter, the Committee’s responsibilities include monitoring and overseeing these processes.
Consistent with its charter responsibilities, the Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for 2014, regarding the Company’s audited financial statements as of December 31, 2014 and for the year then ended. In this context, management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by the standards of the PCAOB.
The Company’s independent registered public accounting firm has also provided to the Committee the written disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Committee concerning independence. The Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm’s independence. The Committee concluded that Deloitte is independent from the Company and its management.
Based upon the Committee’s discussions with management and the independent registered public accounting firm as described in this report and the Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.
Audit Committee
Thomas M. Schoewe (Chair)
Erroll B. Davis, Jr.
Linda R. Gooden
E. Neville Isdell
Kathryn V. Marinello
Michael G. Mullen

62	2015 Proxy Statement

Audit Committee Report and Fees

Fees Paid to Independent Registered Public Accounting Firm
The Audit Committee retained Deloitte to audit the Company’s consolidated financial statements and the effectiveness of internal controls, as of and for the year ended December 31, 2014. The Company and its subsidiaries also retained Deloitte and certain of its affiliates, as well as other accounting and consulting firms, to provide various other services in 2014.
The services performed by Deloitte in 2014 were pre-approved in accordance with the pre-approval policy and procedures established by the Audit Committee. This policy requires that during its first meeting of the year, the Audit Committee will be presented, for consideration, a description of the types of Audit-Related, Tax, and All Other Services expected to be performed by Deloitte during the fiscal year with amounts budgeted for each category (Audit-Related, Tax, and All Other Services). Any requests for such services for $1 million or more not contemplated and approved during the first meeting must thereafter be submitted to the Audit Committee (or the Chair of the Audit Committee in an urgent case) for specific pre-approval. Requests for services less than $1 million individually can be approved by management based on the amounts approved for each category. Management must report actual spending for each category to the full Audit Committee periodically during the year. The independent registered public accounting firm selected for the following year presents the proposed annual Audit services and their related fees to the Audit Committee for approval on an audit-year basis.
These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte's core work, which is the audit of the Company's consolidated financial statements. The Audit Committee determined that all services provided by Deloitte in 2014 were compatible with maintaining the independence of Deloitte.
The following table summarizes Deloitte fees billed or expected to be billed in connection with 2014 services. For comparison purposes, actual billings for 2013 services are also displayed.

Type of Fees	2014 ($ in millions)	2013 ($ in millions)
Annual Audit Services	36	38
Audit-Related Services	7	8
Tax Services	7	8
Subtotal	50	54
All Other Services	1	—
Total	51	54

Audit Fees: $36 million for the integrated audit of the Company’s annual consolidated financial statements and attestation of the effectiveness of the Company’s internal controls over financial reporting, including reviews of the interim financial statements contained in the Company’s Quarterly Reports on Form 10-Q and audits of statutory financial statements.
Audit-Related Fees: $7 million for assurance and related services that are traditionally performed by the independent registered public accounting firm. More specifically, these services include employee benefit plan audits, due diligence related to mergers and acquisitions, comfort letters in connection with funding transactions, audits in connection with proposed acquisitions, other attestation services, and consultation concerning financial accounting and reporting standards.
Tax Fees: $7 million for tax compliance, tax planning, and tax advice. Tax compliance involves preparation of original and amended tax returns and claims for refund. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans, and requests for rulings or technical advice from taxing authorities.
All Other Fees: $1 million for other advisory services related to risk management and contract compliance activities.

63	2015 Proxy Statement

Management Proposals

ITEM NO. 2
RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015
The Audit Committee is directly responsible for the appointment, retention, and oversight of the independent external audit firm retained to audit the Company's financial statements. In order to ensure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the mandated rotation of the audit firm's lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm's lead engagement partner.
The Audit Committee has selected Deloitte as GM’s independent registered public accounting firm for 2015, the Board of Directors has concurred in an advisory capacity with that selection, and the selection is now being submitted to the stockholders at the annual meeting for their ratification or rejection. If the stockholders do not ratify the selection of Deloitte as the independent registered public accounting firm, the Audit Committee will reconsider whether to engage Deloitte but may ultimately determine to engage that firm or another audit firm without re-submitting the matter to stockholders. Among the factors the Audit Committee may consider in making this determination are the difficulty and expense of changing independent registered public accounting firms in the middle of a fiscal year. Even if the stockholders ratify the selection of Deloitte, the Audit Committee may in its sole discretion terminate the engagement of Deloitte and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.
In the course of its process of selecting the Company's independent registered public accounting firm, the Audit Committee considers, among other things, external auditor capability, effectiveness and efficiency of audit services, results from periodic management and Audit Committee performance assessments, and appropriateness of fees in the context of the audit scope. The Audit Committee believes that the retention of Deloitte to serve as the Company's independent external auditor is in the best interest of the Company and its stockholders. Deloitte and its predecessor companies have been GM's or General Motors Corporation's auditors since 1918. The Audit Committee considers Deloitte well qualified, with offices or affiliates in or near most locations in the U.S. and other countries where General Motors operates.
Representatives of Deloitte will attend the annual meeting and will have the opportunity to make any statement they wish. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for GM and its subsidiaries for 2015.

64	2015 Proxy Statement

Management Proposals

ITEM NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Executive compensation is an important matter for our stockholders. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Pursuant to Section 14A of the Exchange Act, an advisory vote on the frequency of stockholder votes on executive compensation was conducted in connection with the 2014 annual meeting of stockholders. At that meeting, our stockholders agreed, and the Board subsequently approved, that the advisory vote on executive compensation be held on an annual basis. In 2014, nearly 97 percent of the votes cast at the annual meeting were “favorable” to our Say-on-Pay proposal. The Compensation Committee has approved the compensation arrangements described in our CD&A beginning on page 35 for our Named Executive Officers. We urge you to read the CD&A section of this proxy statement for a more complete understanding of our executive compensation plans, including our compensation philosophy and objectives and the 2014 compensation of Named Executive Officers.
We are asking stockholders to vote on the following resolution:
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the related narrative discussion, is hereby APPROVED.
As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.
Vote Required
The affirmative vote of a majority of the shares of our Common Stock present or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal. If you own shares through a broker, bank, or other nominee, you must instruct your broker, bank, or other nominee on how to vote your shares to ensure that your shares will be represented and voted on this proposal.

The Board of Directors recommends a vote FOR the advisory proposal to approve executive compensation.

65	2015 Proxy Statement

Stockholder Proposals

ITEM NO. 4
STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN
James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, owner of approximately 50 shares of Common Stock, and James Dollinger, 6193 Stonegate Parkway, Flint, MI 48532, owner of approximately 50 shares of Common Stock, have given notice that they intend to present for action at the annual meeting the following stockholder proposal:
“Resolved: The shareholders request the Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it did not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.
The role of the CEO and management is to run the company. The role of the Board of Directors is to provide independent oversight of management and the CEO. There is a potential conflict of interest for a CEO to be her/his own overseer as Chair while managing the business.
The combination of these two roles in a single person weakens a corporation’s governance structure, which can harm shareholder value.
As Intel’s former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?”
Shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board empowering strong Board leadership. The primary duty of a Board of Directors is to oversee the management of a company on behalf of shareholders. A combined CEO / Chair creates a potential conflict of interest, resulting in excessive management influence on the Board and weaker oversight of management.
Numerous institutional investors recommend separation of these two roles. For example, California’s Retirement System CalPERS’ Principles & Guidelines encourage separation, even with a lead director in place.
Chairing and overseeing the Board is a time intensive responsibility. A separate Chair also frees the CEO to manage the company and build effective business strategies.
Many companies have separate and/or independent Chairs. An independent Chair is the prevailing practice in the United Kingdom and many international markets and is an increasing trend in the U.S. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.
Please vote to enhance shareholder value:”

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:
Our Board believes that it is in the best interests of the Company and its stockholders for the Board to have flexibility in determining whether to separate or combine the roles of chairman and CEO based on the Company’s circumstances. Adopting a policy to restrict that discretion would deprive the Board of its ability to select the most qualified and appropriate individual to lead the Board as Chairman and/or CEO. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how best to organize the capabilities of the directors and senior managers to meet

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Stockholder Proposals

those needs. In making leadership structure determinations, the Board considers many factors to determine what is in the best interests of the Company’s stockholders, including the qualifications of individual directors and the specific needs of the business. As described under “Board Leadership Structure” beginning on page 19, the Company has demonstrated its willingness to separate and to combine chairman and CEO positions at different points in the Company’s history, allowing, in each case, the Board to consider all eligible directors and not exclude any eligible candidate from consideration. In planning for Mr. Akerson to step down as Chairman and CEO in January 2014, our Board reconsidered its leadership structure and separated the chairman and CEO positions to assist with facilitating an orderly transition of leadership to a new CEO. Currently, Mr. Solso serves as our independent, non-executive Chairman, and Ms. Barra is CEO. Given the dynamic and competitive environment in which GM operates, our Board may reconsider its leadership structure from time to time based on changes in our circumstances and in the members of the Board.
GM has been, and continues to be, a strong advocate of Board independence and has put into place measures to see that its directors provide independent oversight. While the Board has no fixed policy with respect to combining or separating the roles of chairman and CEO, our Bylaws and Corporate Governance Guidelines provide that if the Chairman is not an independent director, the independent directors will elect a Lead Director from among the independent directors serving on the Board. The defined role of Lead Director at GM is closely aligned with the role of our current independent Chairman, ensuring a strong, independent and active Board of Directors. These duties include:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of non-management directors, and advising the Chairman of any actions taken;

•	Calling executive sessions of the non-management and independent directors;

•	Developing agendas for executive sessions of the Board in consultation with the Chairman and other Board members;

•	Leading the non-management directors in the annual evaluation of the performance of the CEO and communicating that evaluation to him or her;

•	Approving Board meeting agendas and related materials recommended by the Chairman;

•	Approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Serving as liaison between non-management directors and the Chairman, as necessary; and

•	Being available, if requested by major stockholders, for consultation and communication.
A fixed policy separating the roles of chairman and CEO is also unnecessary because of GM’s strong corporate governance practices, including: a declassified Board, a majority vote requirement in uncontested elections of directors, annual election of the Chairman by the Board, a substantial majority of independent directors, executive sessions without management present, key Board committees composed exclusively of independent directors, and directors’ unrestricted access to management and independent advisors. Moreover, GM’s current policy regarding the separation of the offices of chairman and CEO is consistent with that of most large, publicly traded companies in the United States. According to the Spencer Stuart U.S. Board Index 2014, only 14 companies (or 3%) of the S&P 500 have formal policies requiring the separation of the chairman and CEO roles, with the majority of other companies deciding their leadership structure on a case-by-case basis. In fact, the number of companies with a formal separation policy has decreased from 21 companies (or 4%) in 2013.
In addition, the proponent provides no evidence demonstrating that separating the roles of chairman and CEO would, by itself, deliver additional benefit to stockholders. Given the small number of major corporations in the U.S. that are committed permanently to leadership by an independent chairman, the claims cited by the proponent are far from conclusive. Indeed, we believe that stockholders benefit when the Board can select the best candidates to run the Company at a given time.

In summary, the Board believes this proposal would deprive the Board of the valuable flexibility to exercise its business judgment in selecting the individual best suited to serve as Chairman of the Board and is unnecessary since the Company’s corporate governance structure already provides effective

67	2015 Proxy Statement

Stockholder Proposals

independent oversight of management. Accordingly, the Board does not believe implementing the proposal would be in the best interests of the Company or its stockholders.

The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 4.
ITEM NO. 5
STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING
Mr. John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owner of approximately 100 shares of Common Stock, has given notice that he intends to present for action at the annual meeting the following stockholder proposal:
“Resolved: Cumulative Voting. Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or focus on a few candidates. Under cumulative voting shareholders can withhold votes from poor-performing directors in order to cast multiple votes for other director candidates. This is an important protection for shareholders.
Cumulative voting also allows a significant group of shareholders to elect a director of its choice - safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting won 54%-support at Aetna and 51%-support at Alaska Air. It also received 53%-support at General Motors in two annual elections. The Council of Institutional Investors www.cii.org <http://www.cii.org> and CalPERS recommended adoption of this proposal topic.
Our clearly improvable corporate performance and governance (as reported in 2014) is an added incentive to vote for this proposal:
GMI Ratings, an independent investment research firm, said its rating for GM global, Governance, Environmental and Social issues was an overall F.
Arizona sued GM for $3 billion regarding allegations that GM intentionally misled consumers in handling recalls and put the public at risk by “concealing safety defects to avoid the cost of recalls.” November 2014
GM announced that it would take a charge of up to $1.2 billion for the cost of recall-related repairs. June 2014
GM was hit with a $10 billion lawsuit to compensate millions of car and truck owners for lost resale value because a slew of recalls and a deadly delay in recalling cars with defective ignition switches damaged its brand. June 2014
The Hagens Berman Sobol Shapiro law firm, which had obtained $1.6 billion civil settlement with Toyota over sudden-acceleration defects, filed a class action against General Motors Co. over its recall of 1.6 million vehicles for ignition switch defects. April 2014
A GM shareholder filed a class-action lawsuit against GM for defrauding stockholders because GM failed to disclose ignition switch problems sooner. March 2014
Directors Erroll Davis and Kathryn Marinello, both ironically on our audit committee, were negatively flagged by GMI due to their director duties at General Motors when GM filed for bankruptcy. Our Lead Director, Patricia Russo, received our highest negative vote for a director and was a member of our executive pay committee and chaired our nomination committee.
Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:”

68	2015 Proxy Statement

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal for the following reasons:
GM’s present system for the election of directors, like that of most other public companies, provides that each share of our Common Stock is entitled to one vote for each available Board seat. This system allows all stockholders to vote on the basis of their share ownership. Our present majority voting standard provides that every director is elected or re-elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. The Board believes this approach is the fairest way to elect the Company’s directors in uncontested elections, as well as the method most likely to produce a Board that will effectively represent the interests of all GM’s stockholders.
In contrast, cumulative voting, which would permit stockholders owning less than a majority of all shares to elect a director, could promote special interest representation on the Board. This proposal, if successful, could give a small stockholder group disproportionate impact on the election of directors, possibly leading to the election of one or more directors who advocate the positions of the groups that elected them, rather than working in the best interest of all stockholders. If cumulative voting leads directors to support the special interests of the constituencies that elected them, the resulting partisanship and divisiveness could impair the Board’s ability to operate effectively as a governing body, to the detriment of all stockholders. In addition, by focusing on the election of individual members instead of a slate of nominees presented by the Board, cumulative voting may also interfere with the Company’s efforts to develop and maintain a Board of Directors possessing the wide range of skills, characteristics and experience necessary to serve all stockholders’ interests.
Under Delaware law, every member of the Board is obligated to represent all stockholders fairly and equally, and our current system of voting encourages each director’s sense of responsibility toward all our stockholders, without special commitments or loyalty to any one stockholder or group of stockholders. Even though the VEBA Trust has a contractual right to designate a candidate for election to the Board, as described on page 34, the Board retains responsibility for determining that the candidate's nomination will be in the best interest of all stockholders. The current Board is committed to continuing its strong oversight of management and progressive corporate governance practices, which include such safeguards as an annually elected Board, a substantial majority of independent directors, a highly effective independent Chairman, key Board committees composed exclusively of independent directors, and confidential voting. In addition, our stockholders have the ability to call a special meeting.
For all the above reasons, the Board believes that the adoption of cumulative voting would not be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote AGAINST this stockholder proposal, Item No. 5.

69	2015 Proxy Statement

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Return on Invested Capital
Management uses return on invested capital (“ROIC”) in its financial and operational decision making processes, for internal reporting and as part of its forecasting and budgeting processes as it provides additional transparency of our core operations and allows management to assess how effectively we are deploying our assets.
We define ROIC as Earnings Before Interest and Taxes ("EBIT")-adjusted for the trailing four quarters divided by average net assets during that period. We consider average net assets to be the average of our ending total equity, plus average automotive debt and interest related liabilities (excluding capital leases), plus average automotive net pension and Other Post-Employment Benefits ("OPEB") liabilities, less average automotive net income tax assets and average fresh start accounting goodwill for each quarter in that period.
Our calculation of EBIT-Adjusted and ROIC are considered non-GAAP financial measures because we calculate them using financial measures that have been adjusted from the most directly comparable U.S. GAAP financial measure. Our calculation of these non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result the use of our non-GAAP measures has limitations and should not be considered in isolation from, or as a substitute for, related U.S. GAAP measures.

Reconciliation of ROIC

A-1

2015 ANNUAL MEETING OF STOCKHOLDERS
General Motors Company
General Motors Global Headquarters
300 Renaissance Center
Detroit, Michigan 48243

General Directions

From East	From North
Take I-94 West to I-75 South. Keep left to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

Take I-75 South and keep left to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

From West	From South
Take I-94 East to I-75 South to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

OR

Take I-96 East to I-696 East toward Port Huron, then to M-10 South via Exit #8, toward the US-24 Telegraph exit. Merge onto M-10 South. In approximately 20 miles M-10 becomes Jefferson Avenue West. Proceed east for approximately one quarter mile. The GM Renaissance Center is on the right.

Take I-75 North and keep left to I-375 South via Exit 51C toward Civic Center. Proceed on I-375 South toward Jefferson Avenue West and Civic Center (I-375 ends and becomes Jefferson Avenue). Proceed approximately one block and the GM Renaissance Center is on the left.

From Canada:
Via Detroit-Windsor Tunnel, turn right at Jefferson Avenue. The GM Renaissance Center is approximately one block east on the right.

Via Ambassador Bridge, take I-75 North to I-375 South via Exit 51C toward Civic Center. I-375 South becomes Jefferson Avenue West. Proceed west for approximately one block. The GM Renaissance Center is on the left.

Stockholders and their guests are responsible for their parking. Parking is available on a first-come, first-served basis at Port Atwater, Beaubien Place, and Miller parking decks.
An admission ticket will be required to enter the meeting. Please follow the instructions on page 9 of this proxy statement for important information on attending the annual meeting.
Your Vote is Important
Please vote via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form.
Results of the Annual Meeting
Final certified results of voting at the annual meeting will be available at www.gm.com/proxymaterials.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, June 8, 2015. Have this proxy card available when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Monday, June 8, 2015. Have this proxy card available when you call and then follow the instructions.

If you vote by Internet or telephone, do not mail this proxy card.

VOTE BY MAIL
Mark, sign, and date this proxy card and promptly return it in the enclosed postage-paid envelope or return it to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
To reduce our future postage and printing expenses, and the impact on the environment, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To enroll for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91922-P64456

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MOTORS COMPANY

GM Proposals – The Board of Directors recommends a vote FOR all nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Joseph J. Ashton	☐	☐	☐
1b. Mary T. Barra	☐	☐	☐
1c. Stephen J. Girsky	☐	☐	☐
1d. Linda R. Gooden	☐	☐	☐
1e. Joseph Jimenez, Jr.	☐	☐	☐
1f. Kathryn V. Marinello	☐	☐	☐
1g. Michael G. Mullen	☐	☐	☐
1h. James J. Mulva	☐	☐	☐
1i. Patricia F. Russo	☐	☐	☐
1j. Thomas M. Schoewe	☐	☐	☐
1k. Theodore M. Solso	☐	☐	☐
1l. Carol M. Stephenson	☐	☐	☐

GM Proposals – The Board of Directors recommends a vote FOR Items 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the Selection of Deloitte & Touche LLP as GM's Independent Registered Public Accounting Firm for 2015	☐	☐	☐
3. Advisory Vote to Approve Executive Compensation	☐	☐	☐

Stockholder Proposals – The Board of Directors recommends a vote AGAINST Items 4 and 5.	**For**	**Against**	**Abstain**
4. Independent Board Chairman	☐	☐	☐
5. Cumulative Voting	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, guardian, trustee, custodian, or in any other representative capacity, give full title as such. Corporations should provide the full name of corporation and name and title of the authorized officer signing the proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

General Motors Company
2015 Annual Meeting of Stockholders
Tuesday, June 9, 2015, 9:30 a.m. Eastern Time
General Motors Global Headquarters
300 Renaissance Center
Detroit, Michigan 48243

M91923-P64456

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned authorizes Mary T. Barra, Daniel Ammann, and Charles K. Stevens, III, and each of them as the Proxy Committee, to vote the **Common Stock** of the undersigned upon the nominees for directors; upon the other Items shown on the reverse side, which are described on the pages identified in the Table of Contents of the Proxy Statement; and upon all other matters which may come before the 2015 Annual Meeting of Stockholders of General Motors Company, or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; just sign, date, and return this proxy in the enclosed envelope.

Please see the reverse side for Internet and telephone voting instructions.

(Continued and to be marked, signed, and dated on the reverse side)